U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________

FORM 10/A-1

GENERAL FORM FOR REGISTRATION OF SECURITIES
OF SMALL BUSINESS ISSUERS
Under Section 12(b) or (g) of The Securities Exchange Act of 1934

________________________

AVT, INC.
(Exact name of small business issuer in its charter)

Nevada (State or jurisdiction of Incorporation or organization)	11-3828743 (I.R.S. Employer Identification No.)

341 Bonnie Circle, Suite 102, Corona, CA 92880 (Address of Principle Executive Offices)	92880 (Zip Code)

Registrant’s telephone number including area code: (951) 737-1057

Securities to be registered under Section 12(b) of the Act:

Title of each class To be so registered	Name of exchange on which each class is to be registered

None	N/A

Securities to be registered under Section 12(g) of the Act:

Common Stock, $0.001 par value (Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if smaller reporting company)	Smaller reporting company [X]

TABLE OF CONTENTS
Item 1. Business…………………………………………………………………………………………………............................................................................	3
Item 1a. Risk Factors……………………………………………………………………………………………..............................................................................	12
Item 2. Financial Information…………………. ……………………………………………………………….............................................................................	18
Item 3. Properties………………...………………………………………………………………………………............................................................................	21
Item 4. Security Ownership of Certain Beneficial Owners and Management…………………………………......................................................................	21
Item 5. Directors and Executive Officers………………………………………………………………………….........................................................................	22
Item 6. Executive Compensation…………………………………………………….....................................................................................................................	23
Item 7. Certain Relationships and Related Transactions and Director Independence...........................................................................................................	24
Item 8. Legal Proceedings…………………………………………………………........................................................................................................................	24
Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters...............................................................	25
Item 10. Recent Sales of Unregistered Securities....…………………………………………………………….........................................................................	25
Item 11. Description of Registrant’s Securities to be Registered…………………………………………………...................................................................	26
Item 12. Indemnification of Directors and Officers………………...…………………………………………….......................................................................	27
Item 13. Financial Statements and Supplementary Data………………………………………………………….....................................................................	31
Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure….………............................................................	31
Item 15. Financial Statements and Exhibits……………………………………………………………………..........................................................................	31

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.                      Business

The Company

AVT, Inc., is a public company.  Our common stock is quoted on the Pink Sheets in the over-the-counter market.  Our primary focus is on the manufacture of vending and product dispensing systems which utilize an innovative approach of development, integration of technology and advertising media.  Our products define the cutting edge of the vending industry and position us as an industry innovator.  We are also a vending operator having approximately 1,000 vending systems throughout the Los Angeles, Orange and Riverside, California counties.  It is our vending operation experience over the past years that adds to the distinctive advantage and overall success as a manufacture and leader of technology based vending products. Our executive offices, engineering and manufacturing facility and warehouse are located at 341 Bonnie Circle, Suite 102, Corona, CA 92880.  Our telephone number is (951) 737-1057.

We were originally incorporated under the laws of the State of Delaware on February 25, 1969 as Infodex, Incorporated.  In October, 2005, we acquired Automated Vending Technologies, Inc., a Nevada corporation and began focusing our business on vending operations. In December, 2006 we merged our operating wholly owned subsidiary into the parent company and in January of 2008, we changed our state of domicile to the State of Nevada and renamed the company to “AVT, Inc.”  We operate in the State of California as “AVT Vending, Inc.”

We have received a going concern opinion from our auditors.

The Business

AVT, Inc. is an innovative vending operator and manufacturer of technology based vending solutions and equipment.  We currently employ a workforce of approximately 25 people and services approximately 300 commercial and government vending accounts in Southern California.  We use our patent pending  technologies to drive our vending innovations which are in various stages of development.  AVT’s technology staff ranges from electrical and mechanical engineers to software programmers and IT specialists thereby enabling us to design and control all of our unique products while keeping the “edge” on all of our developed products

Our business currently focuses on the following:

•
Manufacturing of the RAM 4000 vending machine, a refrigerated beverage/snack combination vending machine containing more sophisticated technology then our competitors and offered at competitive pricing.

•
Manufacturing of the RAM 5000 vending machine, a high capacity non-refrigerated snack/chip/pastry combination vending machine containing more sophisticated technology then our competitors and offered at competitive pricing.

•
Manufacturing an attractive, built-in, secure access vending cabinet for hotels that do not have on-site food service. Our AEM™ cabinet incorporates patent pending touch-screen to vend or TSV™ which replaces both stand-alone machines and in-room locked mini-fridges while providing controlled access and a range of direct customer billing options.

•
AVT has developed a variety of ‘high end” PC based product dispensing systems.  These systems are derivatives of the AVT RAM 4000 or 5000 base housing having front panels which are unique or customized to end customer’s needs for digital signage or large color touch screens.  These systems allow a variety of AVT designed technologies to be integrated into the system to meet specific customer needs for a custom dispensing system.  Our current high end product dispensing includes the Ivend, 24Hr. Vend Mart, and Tech-Store. We manufacture Patent-Pending, affordable, wireless VMS™ technology enabling vending machine owners/operators to remotely manage their vending systems and receive real time information via the Internet.  This system also utilizes a cashless payment system enabling patrons to use credit card or membership card for completing vending transactions.

•
We offer advertising via our highly visible, remotely-programmable, AVTI Media™ Network video panels which are integrated into vending machine signage that creates a new opportunity for advertisers to reach consumers in a captive setting.

Our goal is to be the leader in technology based vending and product dispensing solutions that are reflective of today’s “got to have it now” consumers. Serving international vending owners and operators whose desire is to have a better experience with vending equipment. We strive to grow our business by developing superior customer solutions, adapting new technologies, and pursuing appropriate mergers and acquisitions.  Our growth is dependant upon the development of new technology, the incorporation of advertisement on the vending machines, the sales of our RAM 4000 and RAM 5000 systems, the introduction of the next generation Product Dispensing Centers, and the development of   revolutionary vending technologies.

Vending History

Vending machines had been introduced to Americans over 70 years earlier by Thomas Adams, who installed them on New York City's elevated train platforms to sell his Chicklets gum. After World War II the vending industry grew twice as fast as the gross national product, driven by three primary factors: rising labor costs made machines an attractive alternative to human laborers; technological advances in food preservation and dispensing equipment permitted service of hot meals, sandwiches, coffee, and soft drinks; and technological advances were made in money-changing equipment. Vendors targeted "captive" markets in factories, offices, schools, and other institutions--a huge market with plenty of potential for growth and competition. The vending industry had achieved $2.5 billion in annual sales by 1960, and with statistics showing that Americans ate one in four meals away from home, vendors and stockbrokers foresaw a fine future for vending.

Market Information

The vending industry is a $42 billion domestic market as reported by The Vending Times Census of the Industry 2004.  This figure represents the revenues generated by vending owners/operators and excludes office coffee and manual food service.  Manual food service represents an additional $10 billion in annual demand for convenience food.  Vended Food Products, which include refrigerated, frozen, can/bowl pack, and other meal items represents a $3.1 billion segment. While data on vended frozen foods is not stated specifically, industry sources including Vending Times and The Automatic Merchandiser Magazine concur that frozen food is a growth category while fresh foods are declining. Frozen food machines include ice cream machines as well as frozen entree machines that require an adjacent microwave oven to heat the item.

According to the Vending Times, there are an estimated 1.4 million vending locations throughout the United  States situated in manufacturing plants, factories, offices, government buildings, schools, colleges, hospitals and other public locations. These are served by approximately 9,000 vending operators.  In addition, there are approximately 52,000 hotels in the United States and 300,000 worldwide according to the American Hotel & Lodging Association (www.ahma.com). There are approximately 6,000 business-oriented hotels with more than 150 rooms, and approximately 14,000 hotels with 75 to 150 rooms. The growth rate for the overall vending market is 5% annually.

Products and Services

We have a family of products which are geared towards improving the experience of consumers, establishments, and operators in the convenience food, digital signage and product dispensing industry.   Our current line of products and services are described below.

Automated Express Market

We have developed and created our Automated Express Market (AEM™) system which is Controlled Access Cabinet system. These custom built wood and steel based cabinets are PC based and designated for use in specialized locations such as hotels, Inns, c-stores, malls and retail stores that are limited in the ability to effectively sell and market food, convenience items or higher priced items which are subject to pilfering. The cabinets can be merchandised to dispense more than seventy-two selections including snacks, hot meals, ice cream, alcoholic and non-alcoholic beverages as well as personal amenities such as sunscreen, toothpaste, and brushes.  They can also be configured for high ticket items such as cell phones, digital cameras mp3 players personal electronic devise and more. The AEM™ system gives the hotel’s customers the convenience of billing directly to their room through touch screen pin technology so they do not have to carry cash or coin to make purchases. The system automatically posts the charge to the guest’s account by utilizing touch screen vending (TSV™) and multi-payment capabilities. AEM™ cabinets have multiple payment options built in that include touch screen payment technology, credit/debit acceptors and smart card readers.   We are currently exploring opportunities with many limited service hotel chains in the U.S., a market that totals more than 50,000 establishments as well as c-stores and retail stores and shopping malls.

Media Advertising

We have developed AVTi Media™ which allows for an advertising medium to be added to virtually any of AVT designed systems including AEM™ cabinets and all ofour next generation vending machines.  By incorporating AVTI Media, we allow the consumer to view the media, advertising or hotel messaging while they make their selections.  AVTi Media can generate advertising revenue for owners and operators in many settings such as conference rooms, hotel lobbies, airport terminals, restaurants, car rental outlets and surgery center waiting rooms.  By having vending machines in prominent locations within major companies, the vending operator “owns” the valuable space that can be used to generate advertising revenue through the Digital TV Message Board or (DTVMB) technology.  Our Vending Management System software allows for the management of machine inventory, repairs, collections and advertising through remote access. VMS™ enables owner/operators to reduce costs and increase profits by enabling real time access to inventory levels, system status, machine service and daily receivables with little to no machine down time.

Vending Management System™ (VMS)

Our VMS systems allow us to view item information for each machine to help plan for daily replenishment, sales statistics and alerts us of defects to operators as well as defect history for each machine. This technology increases operational efficiency of vending operations and helps to prevent inventory shrinkage and skimming, both major control issues in the vending industry. A key differentiator relative to the offerings of other established players in the vending machine management space is that our VMS solution works via a DSL line cellular modem or Internet Wi-Fi and be substantially less expensive to own and operate than competing systems who do not use the internet for bi-directional transmission of vending system data..

Vend Sensing System (VSS)

We have developed and have a patent pending on our VSS product to provide a surefire solution for detecting all vended items.  The VSS was developed specifically to detect that a vending type of product has dropped from one of the dispensing columns directly above the sensing system and has fallen into the customer delivery bin at the base of the vending system.

The VSS is coupled directly with the vending system control electronics in such that the VSS circuitry is disabled until the vending system control electronics has received payment.  Once payment has been received and the vending system starts the dispensing process, the control electronics enables the VSS circuitry to detect product which has been dispensed and has dropped into the delivery bin below.  During this sensing period, the VSS circuitry is only enabled for the empirical time period it takes to detect any one of the vendible products to fall into the delivery bin.

During the sensing period of time, the VSS circuitry uses an auto-calibrated ultrasonic beam to detect if an object of just about any size, form or shape (designed for detection of any object that can be vended) has fallen into the detectable space of the customer product delivery bin.  If an object (vended product) enters the detectable vending space, the VSS circuitry detects the object and in turn sends a “detected” signal to the Control Electronics.  If the VSS circuitry does not detect an object has entered the customer delivery bin space within the allotted empirical time frame, the VSS circuitry returns a command signal to the control electronics that a “no vend object detected”.  It is the control electronics responsibility to determine the next appropriate action to take.

This invention for product detection provides many distinct and exciting advantages over conventional detection.  First and foremost, the VSS is calibrated to “look” across the entire cross-sectional area of the delivery bin.  This is a primary advantage over the conventional light beam detection method.  The detection system is compatible in cost to that of traditional vending detection systems.  The “self calibration mode allows the system to be able to retrofit into other vending systems with minimal modification needed.

Vending Machine Manufacturing, Sales and Placements

We currently manufacture next generation refrigerated and high capacity snack machines as well as standard and customized product dispensing systems. These machines have been designed to meet or exceed our specific performance specifications and give us the ability to minimize costs traditionally associated with purchasing new equipment.  The manufacturing of our own equipment also allows us to incorporate our technology into the systems during at the time of production reducing the costs associated with retrofitting units. We sell these systems directly to distributors, vending operators and end users located primarily throughout the United States, Canada and Mexico. We believe that we are currently the only manufacturing entity with this capability in the vending industry, giving us a tremendous lead and advantage over our competition.

The major competitive advantages of AVT’s next generation machines is they all have the capability of being configured with an integrated PC.  The integrated PC allows for a variety of additional functions which include but are not limited to, cashless vending, remote sales management and media advertising for creating additional revenue through the sale and display of advertising play loops.  The feature of playing multiple looping advertisements yields the possibility of adding additional stream of revenue which may exceed that of the sales of vended product.  Another significant advantage is the  ability to plug into a standard 120 VAC household power outlet. As an operator, AVT’s experience is that the unit price of a machine and sometimes the required 220VAC circuits for the units represent major constraints to growth of a vending company.  Our next generation machines will cut machine acquisition cost by greater than 50% and eliminate expensive power outlet upgrades for establishments and operators increasing placement and sales opportunities.  Through the design and manufacturing of vending and product dispensing systems using new technologies, we have become a vendor of equipment for the entire gamete of food and high priced consumer electronics and dispensed items. With capabilities to produce machines that are far less expensive, less power demanding and having multi-pay options other than the traditional market standard, we have the opportunity to grow the mainstream as well as specialty segment of vending machine manufacturing and operations to become a major equipment provider to other distributors, all without a heavy capital investment.

Business Strategy

Manufacturing Capabilities

Our goal is to become a full service developer and manufacture of highly integrated vending systems.  Over the past several years, AVT has assembled an integral team of experienced engineers and qualified technicians to develop vending solutions comprised of original and inventive technology and integrating this technology into a line of sophisticated self service products.

Our engineers use creative tools such as “Solid Works” to develop and generate CAD drawings used by our local manufacturing partners as well as our OEM manufacture in China to produce our state of the art vending systems components which are shipped to our 30 thousand square foot facility in Corona, California for integration, assembly, final testing and deployment.  A multitude of electrical and software tools are also used to create AVT’s proprietary control boards, sensors, and firmware used by all AVT branded product.

Fabrication / Assembly

We fabricate the housing for our vending machines utilizing offshore contract manufacturers.  Our final fabrication and assembly is based in Corona, California at our main facility.  Local manufacturing includes approximately 10,000 sq/ft of sheet metal fabrication and 15,000 sq/ft of assembly.  In-house Fabrication Capabilities include; Sheet Metal Forming, Welding, NC Punching, pot Welding, Machining and Fab Win (Fabrication Programming Software).  In-House Assembly Capabilities include; Line Assembly, System Integration, QC Testing, Silk Screening, Operational Testing

Our Current Products

The RAM4000 Vending Machine

Our RAM4000 is a refrigerated vending system..  This is a refrigerated snack/beverage combo machine that uses all of our current technology to vend 4 rows of food, beverage, snack and candy or any combination thereof .  The RAM4000 is ideal for smaller populated vending accounts, OCS locations and the school segment.  The RAM400 uses our optional Multi-Pay system allows the machine to accept Cash, ATM, and Credit Cards.  The system also accepts AVT’s optional AVTi Media product and VSS product drop detection system.

The RAM5000 Vending Machine

Our RAM5000 machine is our answer to the industry’s need for a higher capacity non refrigerated snack machine which utilizes all of our current technology.  The RAM5000 vends 5 rows of non-refrigerated snack and candy or any combination thereof. RAM5000 is ideal for smaller populated vending accounts needing a high capacity vending machine, OCS locations and the school segment. Like the RAM4000, the RAM5000 uses our optional Multi-Pay system allows the machine to accept Cash, ATM, and Credit Cards.  The system also accepts AVT’s optional AVTi Media product and VSS product drop detection system.

Kiosk Systems

In addition to our vending machines, we have incorporated a line of computer and technology based kiosk systems.  These kiosks will be deployed in conjunction with our line of RAM vending systems as well as being sold as self service or control center kiosks systems.  All kiosks have the ability to be fitted with digital signage which runs our media software products to be come a part of AVTi Media Network.

AVTi Media

AVTi Media is an advertising medium option available basically all AVT products including our next generation vending RAM 4000/5000 vending systems.  AVTi Media displays media, advertising, or hotel messaging on video screens located on the vending machine or product dispensing systems..  Consumers may view the media while they make their selections at the vending machine.  AVTi Media can generate advertising revenue for owners and operators in many settings. Our target market are surgery centers, health clubs, dentist offices, retail sites, and any organization that has a high-traffic, captive audience that is striving to enhance the experience of their customers.

Competition

There are several vending companies in Southern California and the United States.  These competitors offer machine sales and vending route operations much the same as we do.

Route Competition

Our  route and vending operations serve as our core business structure.  Our route and vending operations utilize approximately 10 service trucks to service approximately 650 placed systems in 250 locations.  Our service operation is based in Corona California and covers the primarily the areas of Riverside, Orange and Los Angeles counties.   We currently compete in these counties with several other competitors.  Although these are our competitors from the sense that they have offer similar route and vending services, they do not manufacture machines as we do.   These competitors are as follows.

•  Take a Break:                                       Primary operations in Corona having about 20 trucks to service their routes.

•  Continental:                             Primarily operations in Orange County having have about 30 to 35 trucksservicing their routes.

•  Complete:                                       Primarily operations in Riverside and San Bernardino Counties havingapproximately about 19 trucks.

Manufacturing Competition

We primarily manufacture two vending systems; a refrigerated low capacity machine, the RAM 4000, and a non-refrigerated high capacity vending machine, the RAM 5000.  Both of these base models systems can house a variety of AVT designed and integrated technology making either the RAM 4000 or RAM 5000 or any one of the several derivative systems unique with the vending industry.  Several of our pending patents may present a potential monopoly within the vending industry thereby forcing other manufacturing competitors to pay us for royalties or licenses fees for use of our patented technologies.

Many of our manufacturing competitors have been in business for many years building base line types of traditional vending systems. We believe that these companies are competitors for our RAM 4000 and RAM 5000 base line systems.  Several of these competitors are described below.

•  Crane:                  Which also owns Dixie Narco, AP (Auto Products) and National Vendors is the largestmanufacture of traditional baseline vending systems.

•  USI:                  A seasoned vending manufacture having many years in the manufacturing of traditionalbaseline vending systems.

•  AMS:                  A large manufacture which designs its own traditional baseline systems and has been nthe vending business for many years.

• Zoom Systems:
A manufacture which does design vending systems which integrate high levels of technology.    Because Zoom Systems integrates high levels of technology into its systems, it would be considered one of AVT’s primary competitors.

Although we have competition with vending routes and vending machine sales, we believe that as a technology based company, we are unique to the vending and kiosk industries in that we have the ability to design, develop then integrate our technology into our premium line of vending systems.  Due to this specialized approach, we believe that other than Zoom Systems,  we currently do not have any significant competition which is capable of integrating current technologies in the form of PC based operation, RF wireless control or similar technologies seamlessly into vending systems or products.

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration.

We currently have four pending patents for our technology.  These pending patents are summarized below.

Multimedia System, Method for Controlling Vending Machines
Serial Number 11-588,422
(Filed:  October 27, 2006)

Conventional control of vending systems is typically done by using a system control board consisting of a PWB (printed circuit board) and a microcontroller supported by a group of discrete electronic components.  These system components are used to control the various system functions of a vending machine i.e. spinning of auger motors, control of bill and coin acceptors, LED display feed back etc.

Our invention of Touch Screen Vending or TSV has redefined the conventional method of vending machine control.  TSV empowers the use of a multimedia PC and a color touch LCD display to virtually control the complete operation of the vending machine.  The PC stores a data base software program of all desired products to vend with an associated color digital image of each item.  A second application program displays the color image of the intended items to vend in the exact format as seen through the glass front of the vending machine.  The PC also controls the collection of currency (i.e. bill acceptor, coin acceptor, credit card reader) in place of the vending machines control board.  I/O (input/output) ports from the PC are used to interface to the vending machine control board and all aspects of operation of the vending machine is under complete control by a multimedia PC coupled with the touch screen LCD.

This invention for the control of vending machines provides many distinct and exciting advantages over conventional control such as the universal language of using a touch display to select desired products to vend in place of an alphanumeric keypad.  The system can generate virtually any type of report to combat money or product shrinkage while providing exact control of inventory.  The LCD provides a means of generating additional revenue through advertising displayed products or other services while the system in idle mode.

Vend Operating System
Claims to be amended to the Multimedia System, Method forControlling Vending Machines – Serial Number 11-588,420
(Filed:  October 27, 2006)

Our Vend Operating System (Vend OS) is a next generation vending and product dispensing system utilizing a personal computer (PC) to drive the system components and utility software.  The uniqueness in the system lies in that the vending system uses a PC to control the vending system as compared to the prior art in the vending industry which typically uses discrete component controllers for overall system operation and control.

Our Vend OS is broken up into two sections hardware and software. The hardware consists of the following devices: Virtual Sensing System (VSS), a USB Omni-pattern scanner, a USB Magtek Card Reader, a USB Pyramid Bill Acceptor, a MDB Coinco coin machine, a 7 inch LCD screen built-in with the Nano-ITX PC, and a portable mpeg player (allowing static media files to play in a continuous loop).   The software consists of the following applications: Vending Management System (VMS), Touch Screen Vending (TSV) and AVTI Digital Signage Media.

Our Vend OS is extremely flexible in its capabilities because the product is installed in our RAM bases systems without any peripheral devices and a Nano-ITX computer that includes a freeware developed by our engineering department running as a Windows’ service allowing vending by conventional ways. This freeware allows sales data and records to be stored in a secure database and has the capability of manipulating a machine’s state remotely through internet connectivity, memory stick, cell modem or phone line.

With our Vend OS we can:  manipulate product prices; turn the machine off and on, turn the compressor off and an, manipulate the change returned, manipulate the system clock, and read the machine’s state from the MDB interface and motor/auger control.  Our Nano-ITX computer includes an optional 7” touch wide screen LCD, a flash ROM that runs Microsoft Embedded System, a MDB to RS-232 interface board that connects from a VMC board to the PC serial port, motor driver printed circuit board and a PCMCIA modem that allows wireless internet connection as a typical system but control for any variety of input or out put devices are part of the scalable system.

Wireless Management of Remote Vending
 Serial Number 60-730,369
(Filed:  October 27, 2005)

Conventional methods for managing the inventory of vending machine product, price selection and for checking the daily sales numbers are typically performed by a route driver who manual checks the vending machine on a frequent basis by driving to the vending machine/s location and performing a variety of manual operations which include interrogation of the vending machine’s control board.

The invention of “Wireless Management of Remote Vending” defined as VMS (Vending Management System) is a method for performing the management on many of the above listed vending machine functions.  Information on vending activity is stored in the vending machine’s electronic control board which is then wirelessly transmitted out through the VMS module to a wireless cell phone network.  The information received on wireless network is downloaded then transmitted over the internet to one central PC server/s located at AVT.  The information stored on AVT’s server/s can be accessed via a secure log-in function (user’s account) to review and manage any specific vending machine in the network (which has been equipped with a VMS module).  The flow of VMS information and data is a bi-directional operation.  Users can also upload data, changes and control function out from their secure account to any of the vending machines in their specific network.

VMS was designed to be a low cost solution with high tech performance.  Vending route operators with as little as one or and many as one hundred (or more) vending systems in the field and equipped with VMS can now remotely and effectively control and managed their vending operations from a single PC located at the home office.  Remote VMS management controls money and product shrinkage, manages inventory by letting the vending operator know exactly what has sold and what needs to be replaced and monitors and transmits systems critical information such as machine temperature, system errors and failure modes and alerting the vending operator instantly for expeditious disposition on any vending system in the field equipped with a VMS telemetry module.

Vend Sensing System
Serial Number 11-976,311
(Filed:  October 23, 2007)

Historically, the vending industry has typically used the conventional method of breaking or impeding a light beam for detecting when a product which has vended (dropped from a column above delivery bin).  In most cases, the light beam consists of an infrared transmitter and infrared detector which are mounted in a direct “line of site” of each other.  When a product has dropped across the light beam, the product will momentarily break the path of the light beam which sends an interruption signal to the vending system’s control board for processing.  Because a focused light beam is inherently narrow, this often causes the light beam to miss narrow items such as a thin candy bar.  Our Vend Sensing System (VSS) has redefined this conventional method for detecting a vended product utilizing ultrasonic sound.

During the sensing period of time, the VSS circuitry uses an auto-calibrated ultrasonic beam to detect if an object of just about any size, form or shape (designed for detection of any object that can be vended) has fallen into the detectable space of the customer product delivery bin.  If a vended product enters the detectable vending space, the VSS circuitry detects the object and in turn sends a “detected” signal to the control electronics. If the VSS circuitry does not detect an object has entered the customer delivery bin space within the allotted empirical time frame, the VSS circuitry returns a command signal to the control electronics that a “no vend object detected.”  It is the control electronics responsibility to determine the next appropriate action to take.

The VSS is coupled directly with the vending system control electronics so that the VSS circuitry is disabled until the vending system control electronics has received payment.  Once payment has been received and the vending system starts the dispensing process, the control electronics enables the VSS circuitry to detect product which has been dispensed and has dropped into the delivery bin below.  During this sensing period, the VSS circuitry is only enabled for the empirical time period it takes to detect any one of the vendible products to fall into the delivery bin.

This invention for product detection provides many distinct and exciting advantages over conventional detection.  First, the VSS is calibrated to “look” across the entire cross-sectional area of the delivery bin.  This is a primary advantage over the conventional narrow light beam detection method.  The detection system is compatible in cost to that of traditional vending detection systems and because it is self calibrating, it can readily retrofited into other vending systems with minimal modifications.

System and Method for Interactive Advertising
Serial Number 60-935,045
(Filed:  July 24, 2007)

Our System and Method for Interactive Advertising is a unique solution for potential clients or users to interact to a specific network of supplied information such as advertising and branding via a secure or unsecured network.  The system is designed to allow for direct customer interaction through existing telephone switch based infrastructure such as pay phones.

The new system essentially takes our base advertising hardware/software products and adapts them for the telephone industry.  This adds a level of customer interaction based upon touch or other interactive means such as a keyboard or a display message.  Customers using the system may be rewarded either with discounts and/or promotional deals depending upon the touched advertisement after responding to simple instructions displayed on the screen.

In addition, the smart technology integrated into each system telephone may also be fitted with the appropriate hardware to make that specific location a “Hot-Spot.”  Each Hot-Spot provides customers with another means  of interacting with the ATV network through free of fee-based connectivity using the customer’s portable device such as a smart phone or laptop computer, or any other portable electronic device capable of linking to the Hot-Spot by means of cable, wireless, or infrared radio frequency.  Each Hot-Spot location allows customers to use wireless internet within the location’s range to aid them in acquiring their discounts and/or rewards more quickly and specific advertisements may be downloaded and displayed on the phone touch screen.  Ideally, customers may form a dependency for the Hot-Spot’s use and become a habitual user of the AVT technology and services.

Effect of existing or probable governmental regulations on the business

The effects of existing or probable government regulations are minimal.

Research and Development

AVT is dedicated to the development of technology enriched vending and product dispensing systems.  Our research and development team is staffed with software, electromechanical and firmware engineers, and information technology specialists with the primary responsibility of developing and integrating new technology into our vending systems.

Our Primary Research and Development Efforts

Our research and development team uses creative tools such as “Solid Works” to develop and generate CAD drawings which are used by our local manufacturing partners and OEM manufacture in China to produce our state of the art vending systems, components and retrofit designs.  These machines are shipped to our facility in Corona, California for integration, assembly, final testing and deployment.

One of our primary R&D concerns is the continuous development of our RAM 4000 and RAM 5000 vending machines.  Our team continuously develops a variety of software application programs, administrative and database programs and embedded firmware for these systems.

Another ongoing R&D effort is the design and enhancement of our AVTi Media products.  The AVTi Media products are integrated into our base systems and also sold to other vending manufactures.  The following is a summary of our current AVTi products:

•  AVTi Media Administer:  This is a program designed to manage and administer all aspects and features of our digital signage program.  The Media Administrator allows a remote operator to create, manage, update and scheduled ads that will play on LCD displays which have been integrated into vending systems.

•  AVTi Media Client: This is a program designed be located on the vending system’s integrated PC and has the priority of playing the ad “play list.”  This client software also uses prescheduled times to monitor the server to “update” the playlist as required.

•  AVTI Media Server:  This is a server based program which coordinates the efforts, changes and directives from the administrator program with the schedule efforts of all the multiple clients located in the field and connected via the internet.

Our Secondary Research and Development Efforts:

Our secondary R&D efforts run concurrently with our primary R&D efforts to support ongoing systems and to develop new products.  These products are summarized as follows:

•  TSV:  Touch Screen Vending is an ongoing software development effort which is our primary flagship software product.  This is a modular program designed to evolve with the changing technologies supporting our vending and dispensing products.

•  IVend:  This is an ongoing development design that features a high-end dispensing center which combines our base RAM 4000 cabinet with a creative front door design which includes interactive touch screens and a variety of other supported hardware.  The IVend also has its own software application program which is designed to provide a high degree of interactive and intuitive application to the user.

•  Tech Store: This system is similar to our IVend system designed for middle priced systems.

•  Vend Mart: This system is similar to our IVend system designed for entry level priced systems.  The Vend Mart also has its own software application program which is design to provide  a high degree of interactive and intuitive application to a base line vending systems equipped with TSV.

In additional, we have a variety of ongoing hardware and software R&D projects which are at various stages of development.  The following is a brief list of some of our non-confidential R&D efforts:

MDB – PC Software Interface                                                                VMSII – Hardware/Server/Software Project
DEX to PC software Interface                                                                VMS – Drop Sensing efforts
MDB to USB Hardware Device                                                                AEM Cabinet Design and
DEX to Radio Controller PCB                                                                Multiple All-In-One PC/LCD Displays designs
X – Y Dispensing Center Design                                                                           Multiple Custom Dispensing Projects

Costs and effects of compliance with environmental laws

The expense of complying with environmental regulations is of minimal consequence.

Number of total employees and number of full time employees.

We currently have approximately 20 full time employees and 5 part-time employees.  We allow utilize the services of independent contractors.

Item 1a.  Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the following risk factors and the other information in this registration statement before investing in our common stock.  Our business and results of operations could be seriously harmed by any of the following risks.

We have a limited operating history and may not succeed.

We have a limited operating history and may not succeed.  Our plans and businesses are “proposed” and “intended” but we may not be able to successfully implement them.  Our primary business purpose is vending operations and manufacturing.  We expect that unanticipated expenses, problems, and technical difficulties will occur and that they may result in material delays in the operation of our business.  We may not obtain sufficient capital or achieve a significant level of operations and, even if we do, we may not be able to conduct such operations on a profitable basis.

Our common stock is a “Penny Stock” which trades on the Pink Sheets on the over-the-counter market, as a result, there are additional risks associated with stock and you may be unable to liquidate your investment in our stock quickly.

Our common stock is considered a “Penny Stock” which trades on the Pink Sheets on the over-the-counter market.  As a result, there are additional risks associated with our common stock and you may be unable to liquidate your investment in our common stock quickly.

Our common stock is subject to the “Penny Stock” rules of the SEC.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•           that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

 •           obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•           sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We require substantial capital requirements to finance our operations.  Our inability to obtain financing will adversely impact our business.

We will require additional capital for future operations.  We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

▪	cash provided by operating activities;
▪	available cash and cash investments; and
▪	capital raised through debt and equity offerings.

    The uncertainties and risks associated with future performance and revenues will ultimately determine our liquidity and our ability to meet anticipated capital requirements.  If declining prices cause our anticipated revenues to decrease, we may be limited in our ability to replace our inventory.  As a result, our production and revenues would decrease over time and may not be sufficient to satisfy our projected capital expenditures.  We may not be able to obtain additional financing in such a circumstance.

Our stock price has been extremely volatile and, as a result, you may not be able to resell your shares at or above the price you paid for them.

The stock price of our stock as has been extremely volatile and an active public market for our common stock may not develop or be sustained.   Further, the market price of our common stock may decline below the price you paid for your shares.

Among the factors that could affect our stock price are:

▪	industry trends and the business success of our vendors;
▪	actual or anticipated fluctuations in our quarterly financial and operating results, including our comparable store sales;
▪	our failure to meet the expectations of the investment community and changes in investment community recommendations or estimates of our future operating results;
▪	strategic moves by our competitors, such as product announcements or acquisitions;
▪	regulatory developments;
▪	litigation;
▪	general market conditions;
▪	other domestic and international macroeconomic factors unrelated to our performance; and
▪	additions or departures of key personnel.

We have substantial indebtedness.

As of December 31, 2007, we had outstanding indebtedness of $1,547,804 which includes $1,471,580 convertible notes which require us to make quarterly cash interest payments.  Our ability to meet our debt service requirements will depend upon achieving significant and sustained growth in our expected cash flow, which will be affected by our success in implementing our business strategy, prevailing economic conditions and financial, business and other factors, some of which are beyond our control.  Accordingly, we cannot be certain as to whether or when we will have sufficient resources to meet our debt service obligations. If we are unable to generate sufficient cash flow to service our indebtedness, we will have to reduce or delay planned capital expenditures, sell assets, restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that any of these strategies can be effected on satisfactory terms, if at all, particularly in light of our high levels of indebtedness. In addition, the extent to which we continue to have substantial indebtedness could have significant consequences, including:

-
our ability to obtain additional financing in the future for working capital, capital expenditures, product research and development,  acquisitions and other general corporate purposes may be materially  limited or impaired,

-	a substantial portion of our cash flow from operations may need to be dedicated to the payment of principal and interest on our indebtedness and therefore not available to finance our business, and

-
our high degree of indebtedness may make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures or reduce our flexibility in responding to changing business and economic      conditions.

The vending industry is a competitive industry and we may not be able to compete with our competitors.

The vending industry is highly competitive. We compete in both the vending manufacturing and vending operations segment of the industry with companies that offer the same services that we do.  Many of our competitors have significantly greater resources than we do.  Although we believe we have an competitive advantage based upon the lower pricing of our products, a substantial decline in price could adversely affect consumer demand for our products and reduce our competitive advantage.  Although we believe that there are significant barriers to entry to new competitors in the vending market due to, among other things, the substantial capital outlay required to purchase the number of machines needed to achieve competitive operating efficiencies, a competitor with significant financial resources may be able to compete with us.  There can be no assurance that any competitors will not be able to raise the required capital to effectively compete with us.

In addition, we may face new competition as we seek to expand into international markets and develop new products, services and enhancements. Many of the competitors have greater experience than we do in operating in these international markets. Moreover, new products that we intend to develop, such as advertising, may subject us to competition from companies with significantly greater technological resources and experience.  Many of our potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and public relations resources than we have. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to consumers and businesses. Our competitors might succeed in developing technologies, products or services that are more effective, less costly or more widely used than those that have been or are being developed by us or that would render our technologies or products obsolete or noncompetitive. We cannot be certain that we will be able to compete effectively with current or future competitors.  Competitive pressures could seriously harm our business, financial condition and results of operations and our ability to achieve sufficient cash flow to service our indebtedness.

The success of our potential new services and products is uncertain.

We have committed, and expect to continue to commit, significant resources and capital to develop and market existing product and service enhancements and new products and services.  One example is our AVTi advertising business.  These products and services are relatively untested, and we cannot assure you that we will achieve market acceptance for these products and services, or other new products and services. Moreover, these and other new products and services may be subject to significant competition with offerings by potential competitors in addition to companies that compete in our coin processing business. Many of these potential competitors have significantly greater technological expertise and financial and other resources than we do. In addition, new products, services and enhancements may pose a variety of technical challenges and require us to enhance the capabilities of our network and attract additional qualified employees. The failure to develop and market new products, services or enhancements successfully could seriously harm our business, financial condition and results of operations and ability to achieve sufficient cash flow to service our indebtedness.

Our business is dependent upon continued market acceptance by consumers.

We are substantially dependent on continued market acceptance of our vending machines by consumers. Although believe that the use of vending machines in the United States is gaining better consumer acceptance, we cannot predict the future growth rate and size of this market.

We depend upon third-party manufactures and suppliers and the loss of such third-party manufactures and suppliers would seriously harm our business.

We depend, and will continue to depend, on outside parties for the manufacture of our vending machines and its key components. We intend to expand our manufacturing and such expansion may be limited by the manufacturing capacity of our third-party manufacturers and suppliers. Although we expect that our current third-party manufacturers and suppliers will be able to produce sufficient units to meet projected demand, if there is an unanticipated increase in demand for our units, we may be unable to meet such demand due to manufacturing constraints.   Should our third-party manufacturers and suppliers cease making our, we would be required to locate and qualify additional suppliers. We may be unable to locate alternate manufacturers on a timely basis.

Our prior growth rates may not be indicative of our future growth rates and should not be relied upon.

You should not consider prior growth rates in our revenue to be indicative of our future operating results. The timing and amount of future revenues will depend almost entirely on our ability to obtain new vending routes and make vending machine sales.  Our future operating results will depend upon many other factors, including:

     - the level of product and price competition,

     - our success in expanding our business network and managing our growth,

     - our ability to develop and market product enhancements and new products,

     - our ability to enter into and penetrate new international markets, such as Mexico and Canada,

     - the timing of product enhancements, activities of and acquisitions by competitors,

     - the ability to hire additional employees, and

     - the timing of such hiring and the ability to control costs.

We may be unable to adequately protect or enforce our patents and proprietary rights.

Our future success depends, in part, on our ability to protect our intellectual property and maintain the proprietary nature of our technology through a combination of patents, licenses and other intellectual property arrangements, without infringing the proprietary rights of third parties. We currently have four pending patents relating to our business.  We cannot assure you that these pending patents will be issued or that any of our patents will be held valid if challenged, that any pending patent applications will issue, or that other parties will not claim rights in or ownership of our patents and other proprietary rights. Moreover, patents issued to us may be circumvented or fail to provide adequate protection. Our competitors might independently develop or patent technologies that are substantially equivalent or superior to our technologies.  Since patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed by others which, if issued as patents, could cover our products. We cannot be certain that others will not assert patent infringement claims or claims of misappropriation against us based on current or pending U.S. and/or foreign patents, copyrights or trade secrets or that such claims will not be successful.

 In addition, defending our company against these types of claims, regardless of their merits, could require us to incur substantial costs and divert the attention of key personnel. Parties making these types of claims may be able to obtain injunctive or other equitable relief which could effectively block our ability to provide our services and could result in an award of substantial damages. In the event of a successful claim of infringement, we may need or be required to obtain one or more licenses from, as well as grant one or more licenses to, others. We cannot assure you that we could obtain necessary licenses from others at a reasonable cost or at all.

We also rely on trade secrets to develop and maintain our competitive position. Although we protect our proprietary technology in part by confidentiality agreements with our employees, consultants and corporate partners, we cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known or be discovered independently by our competitors. The failure to protect our intellectual property rights effectively or to avoid infringing the intellectual property rights of others could seriously harm our business, financial condition and results of operations and ability to achieve sufficient cash flow to service our indebtedness.

We depend upon key personnel, the loss of which could seriously harm our business.

Our performance is substantially dependent on the continued services of our executive officers and key employees.   Our long-term success will depend on our ability to recruit, retain and motivate highly skilled personnel. Competition for such personnel is intense. We have at times experienced difficulties in recruiting qualified personnel, and we may experience difficulties in the future.  The inability to attract and retain necessary technical and managerial personnel could seriously harm our business, financial condition and results of operations and our ability to achieve sufficient cash flow to service our indebtedness.

Our management has broad discretion over the use of capital raised.

We plan on raising capital for working capital and to help pay off the outstanding indebtedness and for general corporate purposes, including financing the Company's expansion. Thus, management will have broad discretion in allocating proceeds of any offering.

Requirements associated with being a reporting public company will require significant company resources and management attention.

Prior to this offering, we had not been subject to the reporting requirements of the Securities Exchange Act of 1934, or the other rules and regulations of the SEC or any securities exchange relating to public companies. We are working with independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting. However, we cannot assure you that these and other measures we may take will be sufficient to allow us to satisfy our obligations as a public company on a timely basis.

In addition, compliance with reporting and other requirements applicable to public companies such as Sarbanes Oxley will create additional costs for us, will require the time and attention of management and will require the hiring of additional personnel and outside consultants. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the degree of impact on our management's attention to these matters will have on our business.

In addition, being a reporting public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors' and officers' liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Our estimates may prove to be inaccurate and future net cash flows are uncertain.  Any significant variance from these assumptions could greatly effect our estimates.

Our estimates of both future sales and the timing of development expenditures are uncertain and may prove to be inaccurate.  We also make certain assumptions regarding net cash flows and operating costs that may prove incorrect when judged against our actual experience.  Any significant variance from these assumptions could greatly affect our estimates of future net cash flows and our ability to borrow under our credit facility.

Our preferred stock has rights senior to those of our common stock which could adversely affect holders of common stock.

Our charter documents give our board of directors the authority to issue series of preferred stock without a vote or action by our stockholders.  The board also has the authority to determine the terms of preferred stock, including price, preferences and voting rights.  The rights granted to holders of preferred stock may adversely affect the rights of holders of our common stock.  Currently, our board has authorized our Series A Convertible Preferred Stock which has a liquidation preference – a pre-set distribution in the event of a liquidation – that would reduce the amount available for distribution to holders of common stock.  In addition, our Series A Convertible Preferred Stock has voting rights which are superior to the voting right of the holders of our common stock.  In addition, the issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock.  As a result, common stockholders could be prevented from participating in transactions that would offer an optimal price for their shares.

We do not anticipate paying cash dividends on our capital stock in the foreseeable future.

We do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our future earnings, if any, to fund the growth of our business. In addition, the terms of the instruments governing our existing debt and any future debt or credit facility may preclude us from paying any dividends.

Item 2.                      Financial Information

Management’s Discussion and Analysis

The following discussion and analysis should be read in conjunction with our audited consolidated financial statements and related notes included in this registration statement.  This registration statement contains “forward-looking statements.” The statements contained in this report that are not historic in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “believes,” or “plans” or comparable terminology are forward-looking statements based on current expectations and assumptions.

Various risks and uncertainties could cause actual results to differ materially from those expressed in forward-looking statements.  Factors that could cause actual results to differ from expectations include, but are not limited to, those set forth under the section “Risk Factors” set forth in this registration statement.

The forward-looking events discussed in this registration statement, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.  For these statements, we claim the protection of the “bespeaks caution” doctrine.  All forward-looking statements in this document are based on information currently available to us as of the date of this report, and we assume no obligation to update any forward-looking statements.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Critical Accounting Policies

The Company’s policy is to use the accrual method of accounting to prepare and present financial statements, which conform to generally accepted accounting principles. The company has elected a December 31 year-end.

The Company considers all highly liquid investments with maturities of three months or less when purchased, to be cash equivalents.

Inventories are valued at the lower of average cost (which approximates computation on a first-in, first-out basis) or market (net realizable value or replacement cost).

Revenue is recognized at the time of sale.

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes.”  SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Results of Operations

We have historically financed operations through a combination of cash on hand and cash provided from operations.

For the year ended December 31, 2006, we had revenues of $1,675,210 and total cost of goods and operating expenses of $841,976 for net income of $833,234. For the year ended December 31, 2007, we had revenues of $2,340,724, cost of goods and operating expenses of $2,100,428 for net income of $240,296.

Although we had significantly increased revenues for the year ended December 31, 2007, we had less income primarily due to increased spending on the research and development of our wireless vending technology platform.   We believe that the increased spending on research and development is necessary for the company to move away from vending operations and work towards increased machine sales and the development of technology which allows for the sales of our electronic payment, back end inventory control and advertising products.

For the three months ended September 30, 2008, we had revenues of $872,687 and total cost of goods and operating expenses of $744,523 for net income of $128,164.   This compares to September 30, 2007, where we had $559,658 in total revenues and $508,997 in operating expenses for a net income of $50,661.

We attribute this increase in net income for the quarter ended September 30, 2008, to increased revenues generated from increased vending machine sales.  However our general and administrative expenses also increased primarily due to increased costs of goods and operating expenses relating to increased vehicle expenses, fuel, rent for our facility, advertising, payroll expenses and taxes.

We expect to increase sales over the next 12 months due primarily to sale of our RAM4000 vending machine.  Increased sales of the RAM4000 along with increased advertising sales should increase our overall revenues for the next 12 months.

We believe that we sufficient available cash and cash flow from operations to satisfy our working capital and capital expenditure requirements during the next 12 months.  There can be no assurance, however, that cash and cash flow from operations will be sufficient to satisfy our working capital and capital requirements for the next 12 months or beyond.

We expect our manufacturing costs to increase approximately 15% due to the devaluation of the U.S. Dollar and the exchange rates with our foreign manufactures.  Depending on the strength of the U.S. Dollar, this trend may or may not continue.

Inflation and changing prices have affected our business as related primarily to fuel and increased vehicle expenses.  We anticipate that fuel costs will continue, thus increasing our operating costs.  Our cost of goods and prices for our products remain relatively stable and we expect this trend to continue through the end of 2009.

Liquidity and Capital Resources

At December 31, 2007, we had cash of $145,012 compared to $16,620 at December 31, 2006.

At September 30, 2008, we had cash of $216,277 compared to $145,012 at December 31, 2007.  We attribute the increased cash for the period ending September 30, 2008, to increase sales.  At September 30, 2008, we had inventory of $508,078 compared to $1,260,893 at December 31, 2007.  The decrease in inventory is due to increased sales.

We are unaware of any known trends, demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in our liquidity increasing or decreasing in any material way.

We have committed to purchase 2,500 production units of our RAM5000 machine from our manufacturer.  These units will be used for inventory and we have established a line of credit as a source of funds to fulfill the purchase commitment.

Total assets for the Company increased from 14,597,810 at December 31, 2007, to $15,936,477 for the period ending September 30, 2008.  This increase is due primarily to the purchase of the AC Mexican, Inc. restaurant.

Total sales for the three months ended September 30, 2008 were $872,687 compared to total sales of 559,658 for the three months ended September 30, 2007.  This increase is due to increased vending machine sales.

General and administrative expenses increased for the three months ended September 30, 2008 primarily to the additional expenses associated with operating the AC Mexican, Inc. restaurant and research and development costs.

Future Goals

We have entered into manufacturing agreements with offshore 3rd party manufacturers to produce the housing for our RAM 5000 and RAM4000 vending machines and we have put up a line of credit to pay for the machines.  Our goal is to manufacture and sale as many machines as possible in the next 12 months starting with sales to customers in the United States.

In the next 12 month, we plan on focusing on the manufacturing and sale of the RAM5000 which is a non-refrigerated unit.  Market studies and research, along with multiple distributor feedback, indicates a much stronger demand for the RAM5000. We current have a blanket purchase order with our manufacturer for 2,500 RAM5000 units.  We received the initial prototypes, made the necessary modifications and ordered 24 pre-production units which arrived at our warehouse in July, 2008.  We are in the process of refining the units  to be incorporated into our first order of 260 production units.  We expect to receive approximately 50 production units for the next five months beginning late December, 2008.

We are also completing software advertising program and hardware network called “ATVi Media.” We believe that this program has the potential to provide the largest revenue stream to the company.  Our goal is to promote advertising sales with our existing vending routes which we operate and as add-ons to the vending machines we sale to independent operators.  AVT will sell advertising which will run on systems within the AVTi Media network.  Both AVT systems and non-AVT vending systems equipped with AVT based PCs running the advertising software will be capable of being part of the national (and so international) AVTi Media Network.

In addition, within the next 12 months, we would like to become a fully reporting company and have our common stock trading on the OTC Bulletin Board.

Off-balance Sheet Arrangements

We maintain no significant off-balance sheet arrangements

Foreign Currency Transactions

None.

Item 3. Properties.

Real Property

At present, we do not own any property.  Our retail operation is located in a leased facility. We have local access to all commercial freight systems. The current retail facility is approximately 30,000 square feet. This facility contains are administrative, sales and manufacturing offices.  The current lease runs until February 28, 2011.  The retail facility is located at 341 Bonnie Circle, Suite 102, Corona, CA 92880.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information regarding the beneficial ownership of our common stock by the persons identified below.  The table represents 34,147,150 issued and outstanding shares which includes, as of February 18, 2009,   21,947,152 issued and outstanding shares of our common stock and 12,199,998 shares of our common stock issuable upon conversion of our outstanding Series A Convertible Preferred Stock assuming all the Series A Convertible Preferred Stock is converted.

1. Each person who is known to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock;

2.  Each of our directors and executive officers; and

3.  All of our Directors and Officers as a group

Title Of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percentage Of Class

Common Stock	Natalie Russell (2)(9)	153,335	(1)

Common Stock	James Winsor (2)	128,038	(1)

Common Stock	Loretta Vermette (3)	118,770	(1)

Common Stock	SWI Trading, Inc. (4)(7)	17,436,195(6)	51%

Common Stock	Illingworth Family Trust (5)(8)	1,310,189	3%

Common Stock	All Directors and Officers as a Group	400,143	1%

(1)           Less than 1%

(2)           The address is 341 Bonnie Circle, Suite 102, Corona, CA 92880

(3)           The address is 2557 Old Windmill Court, Riverside, CA 92882

(4)           The address is 2320 Whiteoak Lane, Corona, CA 92882

(5)           The address is 1456 Elegante Court, Corona, CA 92882

(6)
SWI Trading, Inc. holds 5,236,197 shares of our common stock and 2,033,333 shares of our Series A Convertible Preferred Stock.  Each share of our Series A Convertible Preferred may be converted into six shares of our common stock.

(7)	SWI Trading, Inc. is owned by Jon Illingworth, our founder’s father.

(8)	The Trustor of the Illingworth Family Trust is Loretta Vermette, one of our directors.

(9)	22,084 shares are held in Ms. Russell’s previous married name, Natalie Bishop.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  The number of shares and the percentage beneficially owned by each individual listed above include shares that are subject to options held by that individual that are immediately exercisable or exercisable within 60 days from the date of this registration statement and the number of shares and the percentage beneficially owned by all officers and directors as a group includes shares subject to options held by all officers and directors as a group that are immediately exercisable or exercisable within 60 days from the date of this registration statement.

Item 5.                      Directors and Executive Officers,

The following table sets forth, as of the date of this registration statement, the name, age and positions of our officers and directors.

NAME	AGE	POSITION

Natalie Russell	40	Secretary, Chief Financial Officer and Director

James Winsor	46	Chief Executive Officer and Director

Loretta Vermette	65	Director

The background of our directors and executive officers is as follows:

Natalie Russell – Secretary, Chief Financial Officer and Director

Natalie Russell joined the AVT in 2001 as corporate secretary and office manager, bringing over 15 years of accounting and business operations experience.  Ms. Russell currently serves as our Secretary, Chief Financial Officer, Chief Executive Officer and one of our directors.  Prior to AVT she was general office manager and accounting manager at Thompson Building Materials. She was responsible for the overall company’s finance, administration, and payroll for over 150 employees. Natalie also has assisted in raising over 5 million dollars for Nu Gas Technologies in the private venture capital.   Natalie holds a BS in Business Management at the American International University of CA.

James Winsor – Chief Executive Officer and Director

James Winsor is our Chief Engineering Officer and one of our Directors.  Mr. Winsor is primarily responsible for our manufacturing operations and research and development having over 20 years of experience in manufacturing, project management and engineering.  Mr. Winsor has been with us since 2006.  Prior to working for us, Mr. Winsor was employed with Pixel Touch Inc. from February 2003 to April 2006 and for Arral Industries from February 1992 to April of 2006.  Mr. Winsor has a Bachelor of Science degree from California State Polytechnic University, Pomona.

Loretta Vermette – Director

Loretta Vermette is one of our Directors.  Ms. Vermette has been a successful real estate agent for more than 30 years.  She established her real estate career with the prestigious real estate broker Seven Gables Real Estate in Tustin, California. At that time, she specialized in private golf communities of Orange County and established herself by consistently placing in the top 10 percent of California Realtors every year.  Ms. Loretta then joined REMAX Real Estate  marketing downtown condominiums in Orange County, California and became nationally recognized as one of the nation’s top five percent of Realtors as a Certified Residential Specialist in 2003, 2005, 2006 and 2007. Ms. Vermette is the mother of our founder, Shannon Illingworth.

Item 6.                      Executive Compensation.

The following table sets forth the cash compensation paid to our officers and directors for services rendered, and to be rendered:

Summary Compensation Table

						Non-Equity	Nonqualified	All
Name and						Incentive	Deferred	Other
Principal				Stock	Option	Plan	Compensation	Compen
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	-sation	Total

Natalie Russell	2008	65,000	0	100,000(2)	0	0	0	0	$165,000(1)
Secretary, Chief Financial Officer and Director	2007	65,000	0	100,000(2)	0	0	0	0	$165,000(1)

Mike Ator	2007	52,000	0	0	0	0	0	0	$52,000
Former Interim Chief Financial Officer	2006	52,000	0	0	0	0	0	0	$52,000

James Winsor	2008	75,000	0	100,000(2)	0	0	0	0	$175,000(1)
Chief Executive Officer and Director	2007	75,000	0	100,000(2)	0	0	0	0	$175,000(1)

Kevin Illingworth	2007	18,500	0	30,000	0	0	0	0	$48,500(1)
Former President	2006	0	0	0	0	0	0	0	0

Loretta Vermette	2008	0	0	45,000	0	0	0	0	$45,000(1)
Chairman	2007	0	0	45,000	0	0	0	0	$45,000(1)

(1)           Represented by salary and the issuance of restricted shares of our common stock based on a value of $1.00 per share.

(2)           Represented by such number of restricted shares as is equal to $25,000 issued quarterly based upon the average closing price of our common stock for the ten trading days immediately preceding the first day of each quarter.

Employment Agreements

On January 1, 2009, we entered into a 12 month employment agreement, at a compensation rate of $5,416 per month, with Natalie Russell to serve as our Secretary, Chief Financial Officer and acting President.  The agreement includes quarterly stock awards of such number of restricted shares of our common as is equal to $25,000, based upon the average closing price of our common stock for the 10 trading days immediately preceding the last day of each quarter.  The agreement automatically renews for an additional 12 month term unless terminated earlier by ether party

On January 1, 2009, we entered into a 12 month employment agreement, at a compensation rate of $6,250 per month, with James Winsor to act as our Chief Executive Officer.  The agreement includes quarterly stock awards of such number of restricted shares of our common as is equal to $25,000, based upon the average closing price of our common stock for the 10 trading days immediately preceding the last day of each quarter.  The agreement automatically renews for an additional 12 month term unless terminated earlier by ether party

Compensation of Directors

We currently compensate our chairman with restricted shares of our common stock equal to $5,000 per month.  In the future, we may compensate our directors with cash compensation and for reasonable out-of-pocket expenses in attending board of directors meetings and for promoting our business.  From time to time we may request certain members of the board of directors to perform services on our behalf.  In such cases, we will compensate the directors for their services at rates no more favorable than could be obtained from unaffiliated parties.

Compensation Committee

We have not formed an independent compensation committee

Item 7. Certain Relationships and Related Transactions and Director Independence.

Prior to January 1, 2008, SWI Trading, Inc. had loaned us, via various transactions, a total of $897,318 by extending its $1,000,000 line of credit to us.  On January 1, 2008, we entered into an agreement with SWI Trading, Inc. whereby SWI agreed to waive repayment of $500,250 of the $897,318 total in exchange for the issuance of $1,724,133 restricted shares of our common stock.  In addition, SWI agreed to waive any claim it may have against us for interest due upon the loan, and/or unpaid compensation due for:  services rendered; research and development fees; technology development fees; loan acquisition services and any other claims.

On January 1, 2008, we entered into a consulting agreement with SWI Trading, Inc. whereby SWI  Trading, Inc. agreed to provide us with corporate structuring services, financing consulting services, research and development and technology development services, loan acquisition services and the use of its line of credit for a monthly fee of $11,620 and 100,000 restricted shares of our common stock paid quarterly.

For purposes of this Form 10, we have considered SWI Trading, Inc. a related person due to its lending and consulting relationship with us.

Item 8.                      Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  Our operations are subject to federal, state and local laws and regulations. Currently, we are not involved, or the subject of, any pending or existing litigation.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Our common stock is traded on the Pink Sheets (www.pinksheets.com) under the trading symbol “AVTC.PK” The stock price of our stock as has been extremely volatile and an active public market for our common stock may not develop or be sustained.   In addition, the stock market has from time to time experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These kinds of broad market fluctuations may adversely affect the market price of our common stock. For additional information, see “Risk Factors” above.

The following table sets forth the quarterly high and low sale prices of our common stock, as adjusted for the 1 for 3 reverse split occurring on January 17, 2008, for the last fiscal year and most recent quarter.

	High Sale	Low Sale
Fiscal Quarters	Price	Price

First Quarter 2007	$1.48	$1.11
Second Quarter 2007	$1.95	$0.52
Third Quarter 2007	$0.95	$0.72
Fourth Quarter 2007	$0.95	$0.75
First Quarter 2008	$0.88	$0.36
Second Quarter 2008	$1.01	$0.80
Third Quarter 2008	$1.28	$0.60
Fourth Quarter 2008	$1.28	$.051

We have never declared or paid cash dividends

As of December 31, 2008, there are approximately 823 holders of record of our common stock.

We have never declared or paid cash dividends on our common stock.  We anticipate that in the future we will retain any earnings for operation of our business.  Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

We currently have no Equity Compensation Plans.  We issue shares of our common stock to our officers and directors pursuant to employment and director agreements.

Item 10.                      Recent Sales of Unregistered Securities.

We have sold the following unregistered securities:

From January 1, 2007 to December 31, 2007, we issued to accredited investors, 10% convertible debentures with an aggregate principal value of $425,833, convertible into 141,945 shares of our common stock.

From January 1, 2007 to December 31, 2007, we issued to accredited investors, 10% convertible notes with an aggregate principal value of $1,062,500, convertible into: (i) 472,223 shares of our common stock if converted within 12 months from issuance date; (ii) 416,667 shares of our common stock if converted within 24 months from issuance date; or (iii) 393,519 shares of our common stock if converted at any time up to the maturity date.

From January 1, 2008 to December 31, 2008, we issued to accredited investors, 10% convertible notes with an aggregate principal value of $845,800.  Based upon a stock price of $1.00, these notes are convertible into: (i) 1,212,313 shares of our common stock if converted within 12 months from issuance date; (ii) 995,058 shares of our common stock if converted within 24 months from issuance date; or (iii) 939,777 shares of our common stock if converted at any time up to the maturity date.

The issuance of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act of 1933 and Regulation D as transactions by an issuer not involving any public offering.  The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

We intend to use the proceeds from sale of the convertible debentures and notes or purchase of equipment for vending operations, vending machines, supplies and payroll for 0perations, professional fees, and working capital.

           There were no underwritten offerings employed in connection with any of the transactions set forth above.

Item 11.                      Description of Registrant’s Securities to be Registered.

The following description of our capital stock is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation and Bylaws, and by the applicable provisions of California law.

Our authorized capital stock consists of 110,000,000 shares of stock consisting of (i) 100,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”) of which 21,947,152 shares are issued and outstanding as of February 18, 2009, and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”) of which 2,033,333 shares have been issued. Stockholders do not have any preemptive or subscription rights to purchase shares in any future issuance of our common stock.

Common Stock

The Board of Directors is authorized to issue 100,000,000 shares of common stock, of which 21,947,152 shares are issued and outstanding as of February 18, 2008. Each share of our common stock is entitled to share pro rata in dividends and distributions with respect to our common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has any preemptive right to subscribe for any of our securities. Upon our dissolution, liquidation or winding up, the assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any. All shares of common stock outstanding are fully paid and non-assessable.

Dividend Policy

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors.  We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds for use in our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made by the discretion of our Board of Directors and will depend on a number of factors, including the future earnings, capital requirements, financial condition and future prospects and such other factors as our Board of Directors may deem relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time. We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of the shares possess all voting power.   The holders of shares of our common stock do not have cumulative voting rights in connection with the election of the board of directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Liquidation Rights

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights

Holders of common stock have no preferential, preemptive, conversion or exchange rights.

 Preferred Stock

The Board of Directors is authorized, without further shareholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series and the Board of Directors may fix the rights, preferences and designations thereof.  At this time the Board of Directors has designated 3,000,000 shares of our preferred stock as Series A Convertible Preferred Stock of which 2,033,333 shares are issued and outstanding as of February 18, 2008.  The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Conversion Rights

Each share of our Series A Preferred Stock may be convertible, at the option of the holder thereof and subject to notice requirements described herein, at any time, into six (6) shares of our common stock.

Liquidation Preference

The holders of our Series A Convertible Preferred Stock are entitled to receive, prior to the holders of the other series of our  Preferred Stock and prior and in preference to any distribution of our assets or surplus funds to the holders of any other shares of stock of the corporation by reason of their ownership of such stock, an amount equal to $0.37 per share with respect to each share of Series A Convertible Preferred Stock, plus all declared but unpaid dividends with respect to such share.

Voting Rights

Except as otherwise required by law, the holders of our Series A Convertible Preferred Stock vote; (i) as a single class and shall have such number of votes as is determined by multiplying (a) the number of shares of Series A Convertible Preferred Stock held by such holder, (b) the number of issued and outstanding shares of our Series A Convertible Preferred Stock and Common Stock as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and (c) 0.00000025; and (ii) the holders of our Common Stock shall have one vote per share of Common Stock held as of such date.

Item 12.                      Indemnification of Directors and Officers.

Nevada Statutes

Section 78.7502 of the Nevada Revised Statutes, as amended, provides for the indemnification of the Company’s officers, directors, employees and agents under certain circumstances as follows:

“1.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)           Is not liable pursuant to NRS 78.138; or
(b)
Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)           Is not liable pursuant to NRS 78.138; or
(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.           To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

Section 78.751 of the Nevada Revised Statutes describes the authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses as follows:

“1.  Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)           By the stockholders;
(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.  The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)           Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.”

Charter Provisions

Our Amended Articles of Incorporation provide for indemnification of our officers and directors as follows:

SEVENTH.  No director or shareholder shall be personally liable to the corporation or its shareholders for money damages except as provided in the Nevada Revised Statues.

Bylaws

Our bylaws provide for the indemnification of our officers and directors as follows:

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES,
AND OTHER AGENTS

Section 1                      ACTIONS OTHER THAN BY THE CORPORATION.  The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section2                                ACTIONS BY THE CORPORATION.  The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 3                      SUCCESSFUL DEFENSE.  To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 4                      REQUIRED APPROVAL.  Any indemnification under Sections 1 and 2, unless ordered by a court or advanced pursuant to Section 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

(c) If a majority vote of a quorum  consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 5                      ADVANCE OF EXPENSES.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Section 6                      OTHER RIGHTS.  The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article VI:
Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 2 or for the advancement of expenses made pursuant to Section 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.
Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 7                      INSURANCE.  The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

Section 8                      RELIANCE ON PROVISIONS.  Each person who shall act as an authorized representative of the corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided by this Article.

Section 9                      SEVERABILITY.  If any of the provisions of this Article are held to be invalid or unenforceable, this Article shall be construed as if it did not contain such invalid or unenforceable provision and the remaining provisions of this Article shall remain in full force and effect.

Section 10                      RETROACTIVE EFFECT.  To the extent permitted by applicable law, the rights and powers granted pursuant to this Article VI shall apply to acts and actions occurring or in progress prior to its adoption by the board of directors

Agreements

Pursuant to compensation agreements with selected officers and directors, we have agreed, to the maximum extent permitted by law, to defend, indemnify and hold harmless the officers and directors against any costs, losses, claims, suits, proceedings, damages or liabilities to which our officers and directors become subject to which arise out of or are based upon or relate to our officers and directors engagement by the company.

Item 13. Financial Statements and Supplementary Data.

Please see our financial statements attached to the end of this registration statement.

Item 14.                      Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.                       Financial Statements and Exhibits

a.           Financial Statements

We have included the following financial statements and notes with this registration statement:

1.           Financial Statements and Notes for the year ended December 31, 2006

2.           Financial Statements and Notes for the year ended December 31, 2007

3.           Financial Statements and Notes for the quarter ended September 30, 2008

b.           Exhibits

Exhibit #	Description

3.1
Certificate of Incorporation filed with the Secretary of State of Delaware on February 25, 1969.  (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

3.2
Certificate of Amendment filed with the Secretary of State of Delaware on December 16, 1985. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

3.3
Certificate of Amendment filed with the Secretary of State of Delaware on March 5, 1987. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

3.4
Certificate of Amendment filed with the Secretary of State of Delaware on February 11, 1991. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

3.5
Certificate of Renewal filed with the Secretary of State of Delaware on January 14, 2005. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

3.6
Certificate of Amendment filed with the Secretary of State of Delaware on September 22, 2005. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

3.7
Amended and Restated Certificate of Amendment of Incorporation filed with the Secretary of State of Delaware on April 28, 2006. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

3.8
Articles of Incorporation filed with the Nevada Secretary of State on September 24, 2007. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

3.9
Certificate of Amendment filed with the Nevada Secretary of State  on November 30, 2007. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

3.10
Certificate of Merger filed with the Secretary of State of Delaware on December 11, 2007. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

3.11
Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock filed with the Nevada Secretary of State on March 5, 2008. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

3.12	Amended and Restated Bylaws dated March 12, 2008. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

10.1
Consulting Agreement effective October 1, 2006 between Automated Vending Technologies, Inc. and Star Capital.  (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

10.2
Consulting Agreement effective January 1, 2006, Between Automated Vending Technologies, Inc. and SWI Trading, Inc. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

10.3
Employment Agreement effective May 1, 2006, by and between Automated Vending Technologies, Inc. and James Winsor. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

10.4
Employment Agreement effective as of January 1, 2006 by and between Automated Vending Technologies, Inc., and Natalie Bishop. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

10.5
Lease Agreement effective January 1, 2007 by and between AVT, Inc. and SWI Trading, Inc. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

10.6
Employment Agreement effective as of January 1, 2008 by and between AVT, Inc. and Natalie Russell. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

10.7
Employment Agreement effective January 1, 2008, by and between AVT, Inc. and James Winsor. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

10.8
Consulting Agreement effective January 1, 2008, by and between AVT, Inc. and Star Capital IR Corp. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

10.9
Consulting Agreement effective January 1, 2008, by and between AVT, Inc. and SWI Trading, Inc. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

10.10
Consulting Agreement effective March 1, 2008, by and between AVT, Inc. and SNI Innovations, Inc. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

10.11	Consulting Agreement effective September 1, 2008, by and between AVT, Inc. and Star Capital IR Corp.

10.12	Agreement and Plan of Merger dated December 3, 2007 by and between Automated Vending Technologies, Inc. and AVT, Inc.

10.13	Consulting Agreement effective January 1, 2008, by and between AVT, Inc. and SWI Trading, Inc.

10.14	Employment Agreement effective as of January 1, 2009 by and between AVT, Inc. and Natalie Russell.

10.15	Employment Agreement effective January 1, 2009, by and between AVT, Inc. and James Winsor.

14.1	Code of Ethics. (Attached as an exhibit to our Registration Statement on Form 10-SB filed with the Commission on August 14, 2008)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AVT, INC.

By:  /s/ Natalie Russell

             Natalie Russell
    Secretary

AVT, INC.

Page

Condensed and Unaudited Balance Sheet for Sept 30, 2008 and Audited for period ending December 31, 2007	F-2

Consensed and Unaudited Statements of Operations for the three months ended Sept 30, 2008 and for the period ending Sept 30, 2007	F-3

Condensed and Unaudited Statement of Changes in Shareholders' Deficit for the period ended September 30, 2008	F-4

Condensed and Unaudited Statements of Cash Flows for the three months ended Sept 30, 2008 and for the period ending Sept 30, 2007	F-5

Notes to Financial Statements	F-6

F-1

CONDENSED BALANCE SHEET
AS OF SEPTEMBER 30, 2008
UNAUDITED

	For the	For The
ASSETS	Quarter Ended	Year Ended
	September 30, 2008	December 31, 2007
Current assets:
Cash	$216,276	$145,012
Accounts receivable	742,692	376,597
Inventory	508,078	1,260,893
Prepaid expenses	77,767	77,767
Total current assets	1,544,813	1,860,269

Property and equipment, net of accumulated depreciation.	2,039,523	1,032,499

Other assets	12,352,141	11,705,042

TOTAL ASSETS	$15,936,477	$14,597,810

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$101,798	$76,224
Total current liabilities	101,798	76,224

Long-term Liabilities:
Notes payable	2,752,085	1,471,580

TOTAL LIABILITIES	2,853,883	1,547,804

STOCKHOLDERS' DEFICIT

Common stock, 100,000,000 shares authorized, $.001 par value,
18,376,067 shares issued and outstanding	41,021	40,166
Preferred Stock, 3,000,000 authorized, $.001 par value
2,033,333 shares of Series A Convertible Preferred Stock issued and outstanding	2,200	1,200
Notes issued that can be converted to common stock	2,444
Dividends Paid	(326,743)
Additional paid in capital	17,145,741	26,170,341
Retained deficit	(3,844,880)	(13,401,997)
Net Income (Loss)	62,810	240,296
TOTAL STOCKHOLDERS' DEFICIT	13,082,593	13,050,006

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$15,936,477	$14,597,810

See notes to the financial statements

F-2

AVT, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended
	September 30,
	2008	2007

Revenues:
Sales	$872,687	$559,658
Total revenues	872,687	559,658

Expenses:
Cost of Goods Sold	270,213	153,525
General and administrative	474,310	355,472
Total operating expenses	744,523	508,997

Operating Income (Loss)	128,164	50,661

Provision for Income Taxes	71,841

Other income & expenses
Garnishments	6,487	(107)
Interest expense	0	(3,583)
Loss on disposal of assets	0	0
	6,487	(3,690)

NET INCOME (LOSS)	$62,810	$46,971

Basic loss per common share	$0.00	$0.00
Diluted loss per common share	$0.00	$0.00

Weighted average common shares outstanding - Basic	18,375,067	37,549,473
Weighted average common shares outstanding - Diluted	39,359,687	85,049,473

See notes to the financial statements
F-3

AVT, INC.
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

													Total
		Preferred Stock			Common Stock		Additional	Retained		Stock		Contract	Stockholders'
		Shares		Amount	Shares	Amount	Paid In Capital	Deficit		for Asset		Equity	Deficit

Balance at December 31, 2004	*		$		$1,667,726	$500	$6,606,803	$(5,373,022)	$		$		$1,234,281

Common shares issued upon conversion of notes	*				6,610,192	1,983	3,795,736	—					3,797,719
for 1 thru 4

Net loss for the year ended December 31,2005					—	—		(1,807,705)					(1,807,705)

Balance at December 31, 2005	*				8,277,918	2,483	10,402,539	(7,180,727)					3,224,297

Common shares issued as payment					1,319,322	26,309	6,107,838	(7,054,502)		5,000,000		625,000	4,704,645
for Notes a thru k

Net loss for the year ended December 31, 2006								833,234					833,234

Balance at December 31, 2006 (AUDITED)	*		$		$9,597,240	$28,792	$16,510,377	$(13,401,995)		$5,000,000		$625,000	$8,762,176

Common shares issued					3,291,191	10,010	4,034,964						4,044,990

Preferred shares issued		1,200,000		1,200									1,200

Common shares issued upon conversion of notes					454,707	1,364							1,364

Net income for the year ended December 31, 2007								240,296					240,296

Balance at December 31, 2007 (AUDITED)	*	1,200,000		$1,200	$13,343,138	$40,166	$20,545,341	$(13,161,699)		$5,000,000		$625,000	$13,050,026

Common shares issued	*				1,807,908	1,105	(2,814,097)						(2,814,330)

Preferred shares issued													0

Dividends Paid								(84,012)					(84,012)

Common shares issued upon conversion of notes	*				46,667	140							140

Net income for the period ended March 31, 2008								(126,638)					(126,638)

Balance at March 31, 2008 (UNAUDITED)	*	1,200,000		$1,200	$15,197,713	$41,411	$17,731,244	$(13,372,349)		$5,000,000		$625,000	$10,025,186

Common shares issued	*				1,424,414	1,598	(6,861,024)	9,635,261					2,777,155

Preferred shares converted		(166,667)											0

Perferred shares issues		1,000,000		1,000									1,000

Dividends Paid								(158,740)					(158,740)

Common shares issued upon conversion of notes	*				175,400	275							275

Net income for the period ended June 30, 2008								52,148					52,148

Balance at June 30, 2008 (UNAUDITED)	*	2,033,333		$2,200	$16,797,527	$43,284	$10,870,220	$(3,843,680)		$5,000,000		$625,000	$12,697,024

Common shares issued	*				712,329	712	650,521						649,033

Preferred shares converted													0

Preferred shares issued													0

Dividends Paid								(326,743)					(326,743)

Common shares issued upon conversion of notes	*				866,212	469							469

Net income for the period ended Sept 30, 2008								62,810					62,810

Balance at September 30, 2008 (UNAUDITED)	*	2,033,333		$2,200	$18,376,067	$44,465	$11,520,741	$(4,108,813)		$5,000,000		$625,000	$13,082,593

* Shares restated to reflect 1 for 3 common stock split

See notes to the financial statements
F-4

AVT, INC.
CONDENSED STATEMENTS OF CASH FLOWS
UNAUDITED

	Three Months Ended
	September 30,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$62,810	$46,971
Adjustments to reconcile net income to
net cash provided by operating activities:
Changes in operating assets and liabilities:
Accounts Receivable	(87,344)	(29,041)
Inventory	19,960	(299,354)
Deposits	0	0
Accounts payable and accrued expenses	(2,767)	(37,547)

NET CASH PROVIDED BY OPERATING ACTIVITIES	(7,341)	(318,971)

CASH FLOWS FROM INVESTING ACTIVITIES	(221,845)	(291,530)

NET CASH USED IN FINANCING ACTIVITIES	413,113	595,087

NET CHANGE IN CASH	183,928	(17,414)

CASH BALANCES
Beginning of period	32,348	51,557
End of period	$216,276	$34,143

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
CASH PAID DURING THE PERIOD FOR:
Interest	$-	$-
Income taxes	$-	$-

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Debt converted to common stock	$-	$-
Inventory acquired for debt	$-	$-

See notes to the financial statements
F-5

AVT, INC.
Notes to Financial Statements

NOTE 1.                      SUMMARY OF ACCOUNTING POLICIES

a.           Organization

The Company was originally organized under the laws of the State of Delaware on February 26, 1969, as Infodex, Inc. At that time, the Company was engaged in the development, manufacturing and selling of various electronic devices, especially in the preparation various types of oscilloscopes known as “CRT” display modules.  In March 2005, the Company was renamed to Midwest Venture Group, Inc. and In September 2005, the Company again changed its name to Automated Vending Technologies, Inc. to better reflect the Company’s current operations as a vending machine manufacturer and vending route operator.  In January, 2008, the Company changed its state of domicile to Nevada, changed its name to AVT, Inc. and completed a 1 for 3 reverse split of its common stock.

The Company has not paid significant dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

b.  Accounting Method

The Company’s policy is to use the accrual method of accounting to prepare and present financial statements, which conform to generally accepted accounting principles (“GAAP”). The company has elected a December 31, year-end.

c.  Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased, to be cash equivalents.

d.  Use of Estimates in Financial Statement Preparation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company's financial statements include amounts that are based on management's best estimates and judgments. Actual results could differ from those estimates.

e.  Fixed Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long- Lived Assets, the Company evaluates the carrying value of long-lived assets for impairment whenever events or change in circumstances indicate that such carrying values may be recoverable. The Company estimates the future cash flows derived from an asset to assess whether or not a potential impairment exists when events or circumstances indicate the carrying value of a long- lived asset may be recoverable. An impairment loss is recognized when the undiscounted future cash flows are less than its carrying amount. If assets are considered to be impaired the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products or services will continue, which could result in additional future impairment of long-lived assets.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the classification of liabilities that might result from the outcome of these uncertainties.

f.  Other Assets

Contract Equity

Pursuant to contracts with Coca-Cola Company and Pepsi-Cola North America, we utilize approximately 141 vending machines in our operations.  We are not required to pay lease or rent payments for the use of the vending machines.  We have valued the use of these machines at an average value of $4,500 per machine for a total of $625,000, including our vending contracts.  The vending machines are owned by Coca-Cola Company and Pepsi-Cola North America.

Vending Route Purchases

Our existing vending routes were originally purchased by SWI Trading, Inc. from Let Me Know, LCC, dba Champion Vending Service.  We acquired the vending routes from SWI Trading, Inc. via a Transfer Agreement effective December 31, 2006.  As compensation for the routes, we issued SWI Trading, Inc. 1,000,000 restricted shares of our common stock.  We have valued the vending routes at $1,645,000, based upon the approximate annual revenues generated from the vending route operations.  Our largest vending route is with the County of Orange, State of California.  Our current contract expires in April, 2009.  There is no assurance that we will be able to extend our contract with the County.  In the event we are unable to extend our County contract, we will no other option but to remove our vending machines from the County locations and attempt to either relocate the vending machines to new or existing route or attempt to sell the vending machines to third parties at substantially discounted prices.

Technology Research and Development  and Intellectual Property

Our technology and intellectual property assets are valued and expensed at fair market prices in accordance FSAB Statement No.2 (FAS-2) Accounting for Research and Development Costs.  These assets include technology and development valued at $22,668, engineering research and development valued at $2,566,124, research and design expenditures valued at $1,020,890, and copyright and patents valued at $5,583,019.  Our AVT developed proprietary software, product dispensing systems and multiple designed or developed products are currently in the state of “patent pending.”   Our developed products include inventory control software, progress monitors, service logs, purchase order, data base management, generators, touch screen vending, cashless payment systems, and digital signage.  Hardware assets include our 24 hour Vend Mart, Tech Store, Automated Express Market, Ivend and Vend Sensor System.

Inventory

The year ended December 31, 2007 referenced a change in inventory which contributed $946,901 to positive operating cash flows. The revenues reported for the three months ended March 31, 2008 were $394,365. On January 1, 2008 notes payable from SWI matured and became payable. In the three months ended March 31, 2008, a reclassification to Inventory was made. SWI notes were offset by inventory contributed to SWI. Pursuant to FSAB Technical Bulletin No. 88-2, Definition of a Right of Offset, Inventories are stated at fair market value.

Restaurant Purchase

In April 2008, we purchased AC Mexican Food, Inc. dba Jalapenos Mexican Food, for a purchase price of 1,000,000 restricted shares of our Series A Convertible Preferred stock.  The asset was valued at $1,000,000 pursuant to the value of fixtures in the restaurant.

 g.  Inventories

Inventories are stated at the lower cost or market with cost determined using the first-in, first-out method. Inventories consist of primarily of the food products that are sold in the vending machines.  The current value of machine inventory has been adjusted to reflect market value.

h.  Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization.  Depreciation and amortization are provided using the straight-line method over the estimated useful lives or the term of the lease of the related assets, whichever is shorter. Estimated useful lives generally range from 5 to 7 years.

Maintenance and repairs are charged to expense as incurred.  Renewals and improvements of a major nature are capitalized. At the time of the retirement or other disposition of property and equipment, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gains or losses are reflected in income.

i. Expenses

The Company expenses the cost of advertising as incurred.  Costs incurred for research and development activities are expensed as incurred.

j.  Earnings per share

Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

k.  Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”.  SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

l.  Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (R), “Share-Based Payment”. SFAS No. 123 (R) revises SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes  APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123 (R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). SFAS No. 123 (R) is effective as of the first interim or annual reporting period that begins after June 15, 2005 for non-small business issuers and after December 15, 2005 for small business issuers.  Accordingly, the Company has adopted SFAS No. 123 (R) effective January 1, 2006. The Company has determined that the provisions of SFAS No. 123 (R) did not have any significant impact on its financial statement presentation or disclosures.

In May 2005, the FASB issued SFAS No. 154 that establishes new standards on accounting for changes in accounting principals.  Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so.  SFAS No. 154 completely replaces Accounting Principles Bulletin (APB) Opinion 20 and SFAS 3, though it carries forward the guidance in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and the correction of errors.  This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 31, 2005.

The adoption of these pronouncements has not made a material effect on the Company’s financial position or results of operations.  The Company has not recorded any Compensations expense, as there have been no options issued to employees as of September 30, 2008.

m.  Investing and Financing Activities

The Company received $509,289 in additional paid and capital and $475,215 through the sale of convertible notes. Financing expenditures include payments relating to principal and interest payments on outstanding notes, equipment lease payments and dividend payments.  The Company had $221,845 in net investing activities relating primarily to expenditures for design, fabrication, and research and development.

NOTE 2.	GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s success is dependent upon numerous items, among which are the Company’s successful growth of revenues from its products and services, its ability to obtain new customers in order to achieve levels of revenues adequate to support the Company’s current and future cost structure, and its success in obtaining financing for equipment and operations, for which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing and maintaining profitable operations. These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, setbacks in product development, technical difficulties, market acceptance and sales and marketing. The failure of the Company to meet any of these conditions could have a materially adverse effect on the Company and may force the Company to reduce or curtail operations.  No assurance can be given that the Company can achieve or maintain profitable operations.

The Company believes it will have adequate cash to sustain operations until it achieves sustained profitability. However, until the Company has a history of maintaining revenue levels sufficient to support its operations and repay its working capital deficit, the Company may require additional financing. Sources of financing could include additional equity financing or debt offerings. The Company currently has a line of credit for $1,000,000 dollars with SWI Trading, Inc.

NOTE 3.       COMMITMENTS AND CONTINGENCIES

a.  Indemnities and Guarantees:

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include certain agreements with the Company’s officers, under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship, agreements with financial institutions in connections with certain of the Company’s notes payable, and agreements with leasing of office space for certain actions arising during the Company tenancy.  The duration of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheet.

b.  Leases:

The Company has various operating lease commitments in connection with its office space and certain equipment.

c.  Legal:

The Company may be involved from time to time in claims, lawsuits, and disputes with third parties, actions involving allegations or discrimination or breach of contract actions incidental in the normal operations of the business. The Company is currently not involved in any such litigation or disputes which management believes could have a material adverse effect on its financial position or results of operations.

NOTE 4.	STOCKHOLDERS’ DEFICIT

The stockholders’ equity section of the Company contains the following classes of capital stock as of September 30, 2008:

Common stock, $.001 par value:  100,000,000 shares authorized: 18,376,067 shares issued and outstanding.

Preferred Stock, $.001 par value: 10,000,000 shares authorized.  3,000,000 shares designated as Series A Convertible Preferred.  2,033,333 shares of Series A Convertible Preferred stock issued and outstanding.

Common Stock

On or about January, 2008, a majority of the Company’s shareholders approved the resolution of the Company’s board of directors to amend the Company’s articles of incorporation to reverse split the Company’s common stock on a 1 for 3 basis.  All fractional shares were rounded up.  Shares issued prior to January, 2008, have been retroactively restated to reflect the impact of the stock split.

As at December 31, 2005, the Company had 8,277,918, shares of its common stock issued and outstanding.

As at December 31, 2006, the Company had 9,597,240 shares of its common stock issued and outstanding.

As at December 31, 2007, the Company had 13,343,138 shares of its common stock issued and outstanding.

For the quarter ended March 31, 2008, the Company issued 1,807,908 shares of its common stock.

For the quarter ended June 30, 2008, the Company issued 1,598,814 shares of its common stock.

For the quarter ended September 30, 2008, the Company issued 1,578,541 shares of its common stock.

Preferred Stock

As at December 31, 2007, the Company had 1,200,000 shares of its Series C Convertible Preferred stock, $.001 par value, issued and outstanding.

For the quarter ended March 31, 2008, the Company cancelled all issued and outstanding shares of its Series C Convertible Preferred stock and issued 1,200,000 shares of Series A Convertible Preferred stock, $.001 par value.  As at March 31, 2008, the Company had 1,200,000 shares of its Series A Convertible Preferred stock issued and outstanding.

For the quarter ended June 30, 2008, 166,667 shares of our issued and outstanding Series A Convertible Preferred stock were converted into 1,000,000 shares of our common stock.  The Company issued 1,000,000 shares of our Series A Convertible Preferred stock as payment for the purchase of certain assets and liabilities of AC Mexican Food, Inc., a California corporation.  As at June 30, 2008, the Company had 2,033,333 shares of its Series A Convertible Preferred stock issued and outstanding.

As at September 30, 2008, the Company had 2,033,333 shares of its Series A Convertible Preferred stock issued and outstanding.

AUTOMATED VENDING TECHNOLOGIES, INC.

Page

Report of Independent Registered Public Accounting Firm	F-2

Condensed and Audited Balance Sheet at December 31, 2007 and year ending December. 31, 2006	F-3

Consensed and Audited Statements of Operations for the year ended Dec. 31, 2007 and for the period ending Dec. 31, 2006	F-4

Condensed and Audited Statement of Changes in Shareholders' Deficit for the period ended December 31, 2007	F-5

Condensed and Audited Statements of Cash Flows for the year ended Dec. 31, 2007and for the year ended Dec. 31, 2006	F-6

Notes to Financial Statements	F-7

F-1

LAWRENCE SCHARFMAN & CO., CPA PC
Certified Public Accountants

18 E SUNRISE HIGHWAY, #203 Freeport, NY 11520 Telephone (516-771-5900) Facsimile (516-771-2598)	9608 Honey Bell Circle Boynton Beach, FL 33437 Telephone: (561) 733-0296 Facsimile: (561) 740-0613

Automated Vending Technologies, Inc.
341 Bonnie Circle, Ste. 102
Corona, CA 92880

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying Balance Sheet of Automated Vending Technologies, Inc. as of December 31, 2005 and 2006, and the related Statements of Operations, Changes in Stockholders Equity and Cash Flows for the years then ended. These statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern.  The company’s existence is dependent upon management’ ability to develop profitable operations. Management anticipates the Company will attain profitable status and liquidity through continued developing, marketing and selling of its products and services.

In our opinion , the financial statements referred to above present fairly, in all material respects the financial position of Automated Vending Technologies as of December 31, 2005 and 2006 and the results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/  Lawrence Scharfman CPA

Lawrence Scharfman CPA
March 10, 2008

America Institute CPAS	Member: Licensed in Florida and New York	Florida Institute CPAS

AUTOMATED VENDING TECHNOLOGIES, INC.
CONDENSED BALANCE SHEET
AS OF DECEMBER 31, 2007
AUDITED

ASSETS	For The	For The
	Year Ended	Year Ended
Current assets:	December 31, 2007	December 31, 2006
Cash	$145,012	$16,620
Accounts receivable	376,597	109,966
Inventory	1,260,893	1,124,426
Prepaid expenses	77,767	60,899
Total current assets	1,860,269	1,311,911

Property and equipment, net of accumulated depreciation	1,032,499	2,641,014

Other assets	11,705,042	6,323,998

TOTAL ASSETS	$14,597,810	$10,276,923

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$76,224	$162,477
Total current liabilities	76,224	162,477

Long-term Liabilities:
Notes payable	1,471,580	1,352,270

TOTAL LIABILITIES	1,547,804	1,514,747

STOCKHOLDERS' DEFICIT
Common stock, 100,000,000 shares authorized, $.001 par value,
13,343,138 shares issued and outstanding	40,166	28,792
Series C Convertible Preferred Stock, $.001 par value, 1,200,000 issued and outstanding	1,200
Additional paid in capital	26,170,341	22,135,379
Retained deficit	(13,401,997)	(14,235,229)
Net Income (Loss)	240,296	833,234
TOTAL STOCKHOLDERS' DEFICIT	13,050,006	8,762,176

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$14,597,810	$10,276,923

See notes to the financial statements

F-3

AUTOMATED VENDING TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF OPERATIONS
AUDITED

	For The	For The
	Year Ended	Year Ended
	December 31, 2007	December 31, 2006

Revenues:
Sales	$2,340,724	$1,675,210
Total revenues	2,340,724	1,675,210

Expenses:
Cost of Goods Sold (Note 1)	644,158	841,976
General and administrative (Note 1)	1,456,270	3,176,475
Total operating expenses	2,100,428	4,018,451

Operating Income (Loss)	240,296	(2,343,241)

Provision for Income Taxes (Note 5)

Other income & expenses
Payment from Bad debt		(101,781)
Interest expense	0	(89,027)
Loss on disposal of assets	0	0
	0	(190,808)

NET INCOME (LOSS)	$240,296	$(2,534,049)

Basic loss per common share	$0.02	$(0.19)
Diluted loss per common share	$0.00	$(0.04)

Weighted average common shares outstanding - Basic	13,343,138	13,283,410
Weighted average common shares outstanding - Diluted	60,843,138	60,783,410

See notes to the financial statements

F-4

AUTOMATED VENDING TECHNOLOGIES, INC.
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
AUDITED

													Total
		Preferred Stock			Common Stock		Additional	Retained		Stock		Contract	Stockholders'
		Shares		Amount	Shares	Amount	Paid In Capital	Deficit		for Asset		Equity	Deficit

Balance at December 31, 2004	*		$		$1,667,726	$500	$6,606,803	$(5,373,022)	$		$		$1,234,281

Common shares issued upon converson of notes	*				6,610,192	1,983	3,795,736	—					3,797,719

Net loss for the year ended December 31,2005					—	—		(1,807,705)					(1,807,705)

Balance at December 31, 2005	*				8,277,918	2,483	10,402,539	(7,180,727)					3,224,297

Common shares issued upon converson of notes	*				1,319,322	26,309	6,107,838	(7,054,502)		5,000,000		625,000	4,704,645

Net loss for the year ended December 31, 2006								833,234					833,234

Balance at December 31, 2006	*		$		$9,597,240	$28,792	$16,510,377	$(13,401,995)		$5,000,000		$625,000	$8,762,176

Common shares issued upon converson of notes	*				3,291,191	10,010	4,034,964						4,044,970

Preferred shares issued		1,200,000		1200									1,200

Convertible Notes Issued					454,707	1,364							1,364

Net income for the year ended December 31, 2006								240,296					240,296

Balance at December 31, 2007	*	1,200,000		$1200	$13,343,138	$40,166	$20,545,341	$(13,161,701)		$5,000,000		$625,000	$13,050,006

* Shares restated to reflect 1 for 3 common stock split

See Notes to Financial Statements

F-5

AUTOMATED VENDING TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
AUDITED

	For The	For The
	Year Ended	Year Ended
	December 31, 2007	December 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$240,296	$833,234
Adjustments to reconcile net income to
net cash provided by operating activities:
Changes in operating assets and liabilities:
Accounts Receivable	(266,631)	(109,683)
Inventory	(153,335)	(446,382)
Deposits		375,500
Accounts payable and accrued expenses	(114,009)	12,334

NET CASH PROVIDED BY OPERATING ACTIVITIES	(533,975)	665,003

CASH FLOWS FROM INVESTING ACTIVITIES	(3,481,084)	(6,884,923)

NET CASH USED IN FINANCING ACTIVITIES	3,903,156	6,161,513

NET CHANGE IN CASH	128,392	(58,407)

CASH BALANCES
Beginning of period	16,620	75,027
End of period	$145,012	$16,620

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
CASH PAID DURING THE PERIOD FOR:
Interest	$-	$-
Income taxes	$-	$-

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Debt converted to common stock	$-	$-
Inventory acquired for debt	$-	$-

See notes to the financial statements
F-6

AVT, INC.
Notes to Financial Statements

NOTE 1.                      SUMMARY OF ACCOUNTING POLICIES

a.           Organization

The Company was originally organized under the laws of the State of Delaware on February 26, 1969, as Infodex, Inc. At that time, the Company was engaged in the development, manufacturing and selling of various electronic devices, especially in the preparation various types of oscilloscopes known as “CRT” display modules.  In March 2005, the Company was renamed to Midwest Venture Group, Inc. and In September 2005, the Company again changed its name to Automated Vending Technologies, Inc. to better reflect the Company’s current operations as a vending machine manufacturer and vending route operator.  In January, 2008, the Company changed its state of domicile to Nevada, changed its name to AVT, Inc. and completed a 1 for 3 reverse split of its common stock.

The Company has not paid significant dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

b.  Accounting Method

The Company’s policy is to use the accrual method of accounting to prepare and present financial statements, which conform to generally accepted accounting principles (“GAAP”). The company has elected a December 31, year-end.

c.  Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased, to be cash equivalents.

d.  Use of Estimates in Financial Statement Preparation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company's financial statements include amounts that are based on management's best estimates and judgments. Actual results could differ from those estimates.

e.  Fixed Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long- Lived Assets, the Company evaluates the carrying value of long-lived assets for impairment whenever events or change in circumstances indicate that such carrying values may be recoverable. The Company estimates the future cash flows derived from an asset to assess whether or not a potential impairment exists when events or circumstances indicate the carrying value of a long- lived asset may be recoverable. An impairment loss is recognized when the undiscounted future cash flows are less than its carrying amount. If assets are considered to be impaired the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products or services will continue, which could result in additional future impairment of long-lived assets.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the classification of liabilities that might result from the outcome of these uncertainties.

f.  Other Assets

Contract Equity

Pursuant to contracts with Coca-Cola Company and Pepsi-Cola North America, we utilize approximately 141 vending machines in our operations.  We are not required to pay lease or rent payments for the use of the vending machines.  We have valued the use of these machines at an average value of $4,500 per machine.  The vending machines are owned by Coca-Cola Company and Pepsi-Cola North America.  Our vending contracts are valued at $650,000.

Vending Route Purchases

Our existing vending routes were originally purchased by SWI Trading, Inc. from Let Me Know, LCC, dba Champion Vending Service.  We acquired the vending routes from SWI Trading, Inc. via a Transfer Agreement effective December 31, 2006.  As compensation for the routes, we issued SWI Trading, Inc. 1,000,000 restricted shares of our common stock.  We have valued the vending routes at $1,645,000, based upon the approximate annual revenues generated from the vending route operations.  Our largest vending route is with the County of Orange, State of California.  Our current contract expires in April, 2009.  There is no assurance that we will be able to extend our contract with the County.  In the event we are unable to extend our County contract, we will have no other option but to remove our vending machines from the County locations and attempt to either relocate the vending machines to new or existing route or attempt to sell the vending machines to third parties at substantially discounted prices.

Technology Research and Development  and Intellectual Property

Our technology and intellectual property assets are $4,053,998, and are valued and expensed at fair market prices in accordance FSAB Statement No.2 (FAS-2) Accounting for Research and Development Costs.  These assets include AVT developed proprietary software, product dispensing systems and multiple designed or developed products which are currently in the state of “patent pending.”   Our developed products include inventory control software, progress monitors, service logs, purchase order, data base management, generators, touch screen vending, cashless payment systems, and digital signage.  Hardware assets include our 24 hour Vend Mart, Tech Store, Automated Express Market, Ivend and Vend Sensor System.

g.  Inventories

Inventories are stated at the lower cost or market with cost determined using the first-in, first-out method. Inventories consist of primarily of the food products that are sold in the vending machines.  The current value of machine inventory has been adjusted to reflect market value.

h.  Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization.  Depreciation and amortization are provided using the straight-line method over the estimated useful lives or the term of the lease of the related assets, whichever is shorter. Estimated useful lives generally range from 5 to 7 years.

Maintenance and repairs are charged to expense as incurred.  Renewals and improvements of a major nature are capitalized. At the time of the retirement or other disposition of property and equipment, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gains or losses are reflected in income.

i. Expenses

The Company expenses the cost of advertising as incurred.  Costs incurred for research and development activities are expensed as incurred.

j.  Earnings per share

Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

k.  Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”.  SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

l.  Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (R), “Share-Based Payment”. SFAS No. 123 (R) revises SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes  APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123 (R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). SFAS No. 123 (R) is effective as of the first interim or annual reporting period that begins after June 15, 2005 for non-small business issuers and after December 15, 2005 for small business issuers.  Accordingly, the Company has adopted SFAS No. 123 (R) effective January 1, 2006. The Company has determined that the provisions of SFAS No. 123 (R) did not have any significant impact on its financial statement presentation or disclosures.

In May 2005, the FASB issued SFAS No. 154 that establishes new standards on accounting for changes in accounting principals.  Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so.  SFAS No. 154 completely replaces Accounting Principles Bulletin (APB) Opinion 20 and SFAS 3, though it carries forward the guidance in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and the correction of errors.  This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 31, 2005.

The adoption of these pronouncements has not made a material effect on the Company’s financial position or results of operations.  The Company has not recorded any Compensations expense, as there have been no options issued to employees as of September 30, 2008.

m.  Investing and Financing Activities

The Company received $6,161,513 attributable to additional paid and capital and funds received from sales of its securities.  Financing expenditures include payments relating to principal and interest payments on outstanding notes, equipment lease payments and dividend payments.  The Company had $6,884,923 in net investing activities relating primarily to expenditures for design, fabrication and research and development.

NOTE 2.	GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s success is dependent upon numerous items, among which are the Company’s successful growth of revenues from its products and services, its ability to obtain new customers in order to achieve levels of revenues adequate to support the Company’s current and future cost structure, and its success in obtaining financing for equipment and operations, for which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing and maintaining profitable operations. These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, setbacks in product development, technical difficulties, market acceptance and sales and marketing. The failure of the Company to meet any of these conditions could have a materially adverse effect on the Company and may force the Company to reduce or curtail operations.  No assurance can be given that the Company can achieve or maintain profitable operations.

The Company believes it will have adequate cash to sustain operations until it achieves sustained profitability. However, until the Company has a history of maintaining revenue levels sufficient to support its operations and repay its working capital deficit, the Company may require additional financing. Sources of financing could include additional equity financing or debt offerings. The Company currently has a line of credit for $1,000,000 dollars with SWI Trading, Inc.

NOTE 3.       COMMITMENTS AND CONTINGENCIES

a.  Indemnities and Guarantees:

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include certain agreements with the Company’s officers, under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship, agreements with financial institutions in connections with certain of the Company’s notes payable, and agreements with leasing of office space for certain actions arising during the Company tenancy.  The duration of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheet.

b.  Leases:

The Company has various operating lease commitments in connection with its office space and certain equipment.

c.  Legal:

The Company may be involved from time to time in claims, lawsuits, and disputes with third parties, actions involving allegations or discrimination or breach of contract actions incidental in the normal operations of the business. The Company is currently not involved in any such litigation or disputes which management believes could have a material adverse effect on its financial position or results of operations.

NOTE 4.	STOCKHOLDERS’ DEFICIT

The stockholders’ equity section of the Company contains the following classes of capital stock as of December 31, 2006:

Common stock, $.001 par value:  100,000,000 shares authorized: 9,597,240 shares issued and outstanding.

Common Stock

On or about January, 2008, a majority of the Company’s shareholders approved the resolution of the Company’s board of directors to amend the Company’s articles of incorporation to reverse split the Company’s common stock on a 1 for 3 basis.  All fractional shares were rounded up.  Shares issued prior to January, 2008, have been retroactively restated to reflect the impact of the stock split.

As at December 31, 2005, the Company had 8,277,918, shares of its common stock issued and outstanding.

As at December 31, 2006, the Company had 9,597,240, shares of its common stock issued and outstanding.

LAWRENCE SCHARFMAN & CO., CPA PC
Certified Public Accountants

18 E SUNRISE HIGHWAY, #203 Freeport, NY 11520 Telephone (516-771-5900) Facsimile (516-771-2598)	9608 Honey Bell Circle Boynton Beach, FL 33437 Telephone: (561) 733-0296 Facsimile: (561) 740-0613

Automated Vending Technologies, Inc.
341 Bonnie Circle, Ste. 102
Corona, CA 92880

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying Balance Sheet of Automated Vending Technologies, Inc. as of December 31, 2005 and 2006, and the related Statements of Operations, Changes in Stockholders Equity and Cash Flows for the years then ended. These statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern.  The company’s existence is dependent upon management’ ability to develop profitable operations. Management anticipates the Company will attain profitable status and liquidity through continued developing, marketing and selling of its products and services.

In our opinion , the financial statements referred to above present fairly, in all material respects the financial position of Automated Vending Technologies as of December 31, 2005 and 2006 and the results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/  Lawrence Scharfman CPA

Lawrence Scharfman CPA
March 10, 2008

America Institute CPAS	Member: Licensed in Florida and New York	Florida Institute CPAS

AUTOMATED VENDING TECHNOLOGIES, INC.
CONDENSED BALANCE SHEET
AS OF DECEMBER 31, 2006
AUDITED

	For The	For The
ASSETS	Year Ended	Year Ended
	December 31, 2006	December 31, 2005
Current assets:
Cash	$16,620	$75,027
Accounts receivable	109,966	283
Inventory	1,124,426	678,043
Prepaid expenses	60,899	436,399
Total current assets	1,311,911	1,189,752

Property and equipment, net of accumulated depreciation	2,641,014	750,306

Other assets	6,323,998	2,169,518

TOTAL ASSETS	$10,276,923	$4,109,576

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$162,477	$150,144
Total current liabilities	162,477	150,144

Long-term Liabilities:
Notes payable	1,352,270	735,139

TOTAL LIABILITIES	1,514,747	885,283

STOCKHOLDERS' DEFICIT
Common stock, 100,000,000 shares authorized, $.001 par value,
9,597,240 shares issued and outstanding	28,792	12,456
Additional paid in capital	22,135,379	13,826,251
Retained deficit	(14,235,229)	(8,806,709)
Net Income (Loss)	833,234	(1,807,705)
TOTAL STOCKHOLDERS' DEFICIT	8,762,176	3,224,293

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$10,276,923	$4,109,576

See notes to the financial statements

F-3

AUTOMATED VENDING TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF OPERATIONS
AUDITED

	For The	For The
	Year Ended	Year Ended
	December 31, 2006	December 31, 2005

Revenues:
Sales	$1,675,210	$723,454
Total revenues	1,675,210	723,454

Expenses:
Cost of Goods Sold (Note 1)	841,976	445,567
General and administrative (Note 1)		2,291,393
Total operating expenses	841,976	2,736,960

Operating Income (Loss)	833,234	(2,013,506)

Provision for Income Taxes (Note 7)	-	-

Other income & expenses
Payment from Bad debt		350,523
Interest expense		(144,722)
Loss on disposal of assets
	0	205,801

NET INCOME (LOSS)	$833,234	$(1,807,705)

Basic loss per common share	$0.09	$(0.07)
Diluted loss per common share	$0.01	$(0.02)

Weighted average common shares outstanding - Basic	9,597,240	24,833,753
Weighted average common shares outstanding - Diluted	57,097,240	72,333,753

See notes to the financial statements F-4

AUTOMATED VENDING TECHNOLOGIES, INC.
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
AUDITED

													Total
	Perferred Stock				Common Stock		Additional	Retained		Stock		Contract	Stockholders'
	Shares		Amount		Shares	Amount	Paid In Capital	Deficit		for Asset		Equity	Deficit

Balance at December 31, 2004		$		*	1,667,726	$500	$6,606,803	$(5,373,022)	$		$		$1,234,281

Common shares issued upon conversion of notes				*	6,610,192	1,983	3,795,736	—					3,797,719

Net loss for the year ended December 31,2005								(1,807,705)					(1,807,705)

Balance at December 31, 2005		$		*	8,277,918	$2,483	$10,402,539	$(7,180,727)	$		$		$3,224,297

Common shares issued as payment					1,319,322	26,309	6,107,838	(7,054,502)		5,000,000		625,000	4,704,645

Net loss for the year ended December 31, 2006								833,234					833,234

Balance at December 31, 2006		$		*	9,597,240	$28,792	$16,510,377	$(13,401,995)		$5,000,000		$625,000	$8,762,176

* Shares restated to reflect 1 for 3 common stock split

See notes to the financial statements

F-5

AUTOMATED VENDING TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
AUDITED

	For The	For The
	Year Ended	Year Ended
	December 31, 2006	December 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$833,234	$(1,807,705)
Adjustments to reconcile net income to
net cash provided by operating activities:
Changes in operating assets and liabilities:
Accounts Receivable	(109,683)	(283)
Inventory	(446,382)	(31,107)
Deposits	375,500	(430,000)
Accounts payable and accrued expenses	12,334	123,553

NET CASH PROVIDED BY OPERATING ACTIVITIES	665,003	(2,145,542)

CASH FLOWS FROM INVESTING ACTIVITIES	(6,884,923)	(1,610,478)

NET CASH USED IN FINANCING ACTIVITIES	6,161,513	3,792,787

NET CHANGE IN CASH	(58,407)	36,767

CASH BALANCES
Beginning of period	75,027	38,260
End of period	$16,620	$75,027

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
CASH PAID DURING THE PERIOD FOR:
Interest	$-	$-
Income taxes	$-	$-

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Debt converted to common stock	$-	$-
Inventory acquired for debt	$-	$-

See notes to the financial statements
F-6

AVT, INC.
Notes to Financial Statements

NOTE 1.                      SUMMARY OF ACCOUNTING POLICIES

a.           Organization

The Company was originally organized under the laws of the State of Delaware on February 26, 1969, as Infodex, Inc. At that time, the Company was engaged in the development, manufacturing and selling of various electronic devices, especially in the preparation various types of oscilloscopes known as “CRT” display modules.  In March 2005, the Company was renamed to Midwest Venture Group, Inc. and In September 2005, the Company again changed its name to Automated Vending Technologies, Inc. to better reflect the Company’s current operations as a vending machine manufacturer and vending route operator.  In January, 2008, the Company changed its state of domicile to Nevada, changed its name to AVT, Inc. and completed a 1 for 3 reverse split of its common stock.

The Company has not paid significant dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

b.  Accounting Method

The Company’s policy is to use the accrual method of accounting to prepare and present financial statements, which conform to generally accepted accounting principles (“GAAP”). The company has elected a December 31, year-end.

c.  Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased, to be cash equivalents.

d.  Use of Estimates in Financial Statement Preparation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company's financial statements include amounts that are based on management's best estimates and judgments. Actual results could differ from those estimates.

e.  Fixed Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long- Lived Assets, the Company evaluates the carrying value of long-lived assets for impairment whenever events or change in circumstances indicate that such carrying values may be recoverable. The Company estimates the future cash flows derived from an asset to assess whether or not a potential impairment exists when events or circumstances indicate the carrying value of a long- lived asset may be recoverable. An impairment loss is recognized when the undiscounted future cash flows are less than its carrying amount. If assets are considered to be impaired the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products or services will continue, which could result in additional future impairment of long-lived assets.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the classification of liabilities that might result from the outcome of these uncertainties.

f.  Other Assets

Contract Equity

Pursuant to contracts with Coca-Cola Company and Pepsi-Cola North America, we utilize approximately 141 vending machines in our operations.  We are not required to pay lease or rent payments for the use of the vending machines.  We have valued the use of these machines at an average value of $4,500 per machine.  The vending machines are owned by Coca-Cola Company and Pepsi-Cola North America.  Our vending contracts are valued at $650,000.

Vending Route Purchases

Our existing vending routes were originally purchased by SWI Trading, Inc. from Let Me Know, LCC, dba Champion Vending Service.  We acquired the vending routes from SWI Trading, Inc. via a Transfer Agreement effective December 31, 2006.  As compensation for the routes, we issued SWI Trading, Inc. 1,000,000 restricted shares of our common stock.  We have valued the vending routes at $1,645,000, based upon the approximate annual revenues generated from the vending route operations.  Our largest vending route is with the County of Orange, State of California.  Our current contract expires in April, 2009.  There is no assurance that we will be able to extend our contract with the County.  In the event we are unable to extend our County contract, we will have no other option but to remove our vending machines from the County locations and attempt to either relocate the vending machines to new or existing route or attempt to sell the vending machines to third parties at substantially discounted prices.

Technology Research and Development  and Intellectual Property

Our technology and intellectual property assets are $4,053,998, and are valued and expensed at fair market prices in accordance FSAB Statement No.2 (FAS-2) Accounting for Research and Development Costs.  These assets include AVT developed proprietary software, product dispensing systems and multiple designed or developed products which are currently in the state of “patent pending.”   Our developed products include inventory control software, progress monitors, service logs, purchase order, data base management, generators, touch screen vending, cashless payment systems, and digital signage.  Hardware assets include our 24 hour Vend Mart, Tech Store, Automated Express Market, Ivend and Vend Sensor System.

g.  Inventories

Inventories are stated at the lower cost or market with cost determined using the first-in, first-out method. Inventories consist of primarily of the food products that are sold in the vending machines.  The current value of machine inventory has been adjusted to reflect market value.

h.  Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization.  Depreciation and amortization are provided using the straight-line method over the estimated useful lives or the term of the lease of the related assets, whichever is shorter. Estimated useful lives generally range from 5 to 7 years.

Maintenance and repairs are charged to expense as incurred.  Renewals and improvements of a major nature are capitalized. At the time of the retirement or other disposition of property and equipment, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gains or losses are reflected in income.

i. Expenses

The Company expenses the cost of advertising as incurred.  Costs incurred for research and development activities are expensed as incurred.

j.  Earnings per share

Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

k.  Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”.  SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

l.  Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (R), “Share-Based Payment”. SFAS No. 123 (R) revises SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes  APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123 (R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). SFAS No. 123 (R) is effective as of the first interim or annual reporting period that begins after June 15, 2005 for non-small business issuers and after December 15, 2005 for small business issuers.  Accordingly, the Company has adopted SFAS No. 123 (R) effective January 1, 2006. The Company has determined that the provisions of SFAS No. 123 (R) did not have any significant impact on its financial statement presentation or disclosures.

In May 2005, the FASB issued SFAS No. 154 that establishes new standards on accounting for changes in accounting principals.  Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so.  SFAS No. 154 completely replaces Accounting Principles Bulletin (APB) Opinion 20 and SFAS 3, though it carries forward the guidance in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and the correction of errors.  This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 31, 2005.

The adoption of these pronouncements has not made a material effect on the Company’s financial position or results of operations.  The Company has not recorded any Compensations expense, as there have been no options issued to employees as of September 30, 2008.

m.  Investing and Financing Activities

The Company received $6,161,513 attributable to additional paid and capital and funds received from sales of its securities.  Financing expenditures include payments relating to principal and interest payments on outstanding notes, equipment lease payments and dividend payments.  The Company had $6,884,923 in net investing activities relating primarily to expenditures for design, fabrication and research and development.

NOTE 2.	GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s success is dependent upon numerous items, among which are the Company’s successful growth of revenues from its products and services, its ability to obtain new customers in order to achieve levels of revenues adequate to support the Company’s current and future cost structure, and its success in obtaining financing for equipment and operations, for which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing and maintaining profitable operations. These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, setbacks in product development, technical difficulties, market acceptance and sales and marketing. The failure of the Company to meet any of these conditions could have a materially adverse effect on the Company and may force the Company to reduce or curtail operations.  No assurance can be given that the Company can achieve or maintain profitable operations.

The Company believes it will have adequate cash to sustain operations until it achieves sustained profitability. However, until the Company has a history of maintaining revenue levels sufficient to support its operations and repay its working capital deficit, the Company may require additional financing. Sources of financing could include additional equity financing or debt offerings. The Company currently has a line of credit for $1,000,000 dollars with SWI Trading, Inc.

NOTE 3.       COMMITMENTS AND CONTINGENCIES

a.  Indemnities and Guarantees:

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include certain agreements with the Company’s officers, under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship, agreements with financial institutions in connections with certain of the Company’s notes payable, and agreements with leasing of office space for certain actions arising during the Company tenancy.  The duration of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheet.

b.  Leases:

The Company has various operating lease commitments in connection with its office space and certain equipment.

c.  Legal:

The Company may be involved from time to time in claims, lawsuits, and disputes with third parties, actions involving allegations or discrimination or breach of contract actions incidental in the normal operations of the business. The Company is currently not involved in any such litigation or disputes which management believes could have a material adverse effect on its financial position or results of operations.

NOTE 4.	STOCKHOLDERS’ DEFICIT

The stockholders’ equity section of the Company contains the following classes of capital stock as of December 31, 2006:

Common stock, $.001 par value:  100,000,000 shares authorized: 9,597,240 shares issued and outstanding.

Common Stock

On or about January, 2008, a majority of the Company’s shareholders approved the resolution of the Company’s board of directors to amend the Company’s articles of incorporation to reverse split the Company’s common stock on a 1 for 3 basis.  All fractional shares were rounded up.  Shares issued prior to January, 2008, have been retroactively restated to reflect the impact of the stock split.

As at December 31, 2005, the Company had 8,277,918, shares of its common stock issued and outstanding.

As at December 31, 2006, the Company had 9,597,240, shares of its common stock issued and outstanding.